UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Dana Incorporated

Proxy Statement and Notice of

2018 Annual Meeting of Shareholders

Our Proxy Statement and Annual Report

are Available at www.dana.com/proxy

Dana Incorporated

3939 Technology Drive

Maumee, Ohio 43537

March 22, 2018

Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 2018 Annual Meeting of Shareholders of Dana Incorporated at 8:30 a.m., Eastern Time, on Thursday, April 26, 2018 at our World Headquarters located at 3939 Technology Drive, Maumee, Ohio 43537. Registration will begin at 7:30 a.m., Eastern Time.

The annual report, which is included in this package, summarizes Dana’s major developments and includes our consolidated financial statements.

Whether or not you plan to attend the 2018 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

Sincerely,

Keith E. Wandell
Chairman of the Board of Directors

PROXY STATEMENT

Dana Incorporated

Notice of Annual Meeting of Shareholders

March 22, 2018

Date:	April 26, 2018

Time:	8:30 a.m., Eastern Time

Place:	Dana Incorporated World Headquarters 3939 Technology Drive Maumee, Ohio 43537

We invite you to attend the Dana Incorporated 2018 Annual Meeting of Shareholders to:

1. Elect eight Directors for a one-year term expiring in 2019 or upon the election and qualification of their successors;

2. Act on an advisory vote to approve executive compensation;

3. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018;

4. Approve amending the Second Restated Certificate of Incorporation to eliminate supermajority voting requirements;

5. Consider a shareholder proposal regarding special shareholder meetings, if properly presented at the Annual Meeting; and

6. Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 26, 2018 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting or a Notice of Availability of Proxy Materials to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Dana will have a list of shareholders who can vote available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 3939 Technology Drive, Maumee, Ohio 43537.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the proxy card and in the “Questions and Answers” section of the proxy statement. If you wish to attend the Annual Meeting in person, you must register in advance. Please vote your proxy, then follow the instructions in the “Questions and Answers” section below.

By Order of the Board of Directors,

Douglas H. Liedberg
March 22, 2018	Senior Vice President, General Counsel, and Corporate Secretary

Dana Incorporated

3939 Technology Drive

Maumee, Ohio 43537

2018 PROXY STATEMENT

QUESTIONS AND ANSWERS

The Board of Directors is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, April 26, 2018, beginning at 8:30 a.m., Eastern Time, at our World Headquarters located at 3939 Technology Drive, Maumee, Ohio 43537. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 22, 2018.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana’s Board of Directors is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and the accompanying proxy card were first mailed to the shareholders on or about March 22, 2018.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including i) the election of directors; ii) an advisory vote on executive compensation; iii) ratification of the appointment of Dana’s independent registered public accounting firm; iv) amending the Second Restated Certificate of Incorporation (the Certificate of Incorporation) to eliminate supermajority voting requirements; and v) a shareholder proposal, if properly presented at the Annual Meeting. Also, management will report on the state of Dana and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the Annual Meeting is February 26, 2018 (the Record Date). The Record Date was established by the Board of Directors as required by Delaware law. Holders of our common stock at the close of business on the Record Date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on the Record Date may vote at the meeting. On February 26, 2018, 145,233,661 shares of our common stock were outstanding, and accordingly, are eligible to be voted.

What are the voting rights of the holders of common stock?

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How do I vote my shares?” below.

How do I vote my shares?

If you are a shareholder of record as of February 26, 2018, as opposed to a street name holder, you will be able to vote in four ways: In person, by telephone, by the Internet, or by proxy card.

To vote by proxy card, sign, date and return the enclosed proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 866-883-3382

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•	You may dial this toll-free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is 11:59 p.m. (ET) on April 25, 2018.

(OR)

TO VOTE BY THE INTERNET: www.proxypush.com/DAN

•	Use the Internet to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•	You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is 11:59 p.m. (ET) on April 25, 2018.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) “FOR” all of the listed director nominees; ii) “FOR” approval of the advisory vote on executive compensation; iii) “FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm; iv) “FOR” amending the Certificate of Incorporation to eliminate supermajority voting requirements; and v) “AGAINST” the shareholder proposal.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 3939 Technology Drive, Maumee, Ohio 43537;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. You will also need to provide to us a brokerage statement if you intend to attend the Annual Meeting.

What is a quorum?

There were 145,233,661 shares of Dana’s common stock issued and outstanding on the Record Date. A majority of the issued and outstanding shares or 72,616,831 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

For shareholders of record: If you are the shareholder of record and you do not vote by proxy card, by telephone or via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (NYSE) rules, your broker may vote shares held in street name on certain “routine” matters. The NYSE rules consider the ratification of the appointment of our independent registered public accounting firm to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you.

When a proposal is not a routine matter, such as the election of directors, the advisory vote on executive compensation, amending the Certificate of Incorporation and the shareholder proposal, and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on a specific proposal.

What vote is required?

Proposal I—Election of Directors: If a quorum exists, the election requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Bylaws, regardless of this plurality vote any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Bylaws. Our Nominating and Corporate Governance Committee will then evaluate the best interests of Dana and its shareholders and will recommend to the Board the action to be taken with respect to the tendered resignation. Following the Board’s determination, Dana will promptly publicly disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation. Broker non-votes will not be counted as eligible to vote and, therefore, will have no effect on the outcome of the voting.

Proposal II—Advisory Vote on Executive Compensation: The proposal represents an advisory vote and the results will not be binding on the Board or Dana. If a quorum exists, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation programs. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal III—Ratification of the Appointment of the Independent Registered Public Accounting Firm: If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described above).

Proposal IV—Amend the Certificate of Incorporation to Eliminate Supermajority Voting Requirements: If a quorum exists, the proposal must receive the affirmative vote of 66 2/3% of the outstanding capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal.

Proposal V—Shareholder Proposal: The shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. If a quorum exists, the shareholder proposal must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal.

Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. No other matters are currently scheduled to be presented at the Annual Meeting. An independent third party, Equiniti Trust Company (formerly Wells Fargo Bank, N.A.), will act as the inspector of the Annual Meeting and the tabulator of votes.

How do I attend the annual meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. You must pre-register to attend. Please contact Dana Shareholder Services by email at InvestorRelations@dana.com or by telephone at 1-800-537-8823 providing your name, address, telephone number with area code, and note that you plan to attend the annual meeting. Dana will independently verify the status of shareholders of record as of the Record Date. Beneficial Shareholders must provide evidence of share ownership to Dana Shareholder Services.

Beneficial Shareholders—Those shareholders that hold their shares in “street name” must contact their brokerage firm, bank or other nominee and obtain a legal proxy in order to attend the meeting and vote their shares in person. Generally, there will be a box that you can check on the voting instruction card or website to indicate that you wish to attend and vote your shares at the annual meeting. You must provide a copy of the legal proxy to Dana Shareholder Services as definitive proof of ownership as of the Record Date in order to attend the meeting and to vote your shares in person.

If a beneficial shareholder does not obtain a legal proxy, but still wants to attend the annual meeting (and not vote their shares in person), you may provide other evidentiary material, such as broker statements, trade advices or a letter from your broker proving ownership as of the Record Date. Dana reserves the right to restrict admission if evidentiary material is not definitive proof of proper and timely ownership.

Dana will maintain a list of verified shareholders at the Annual Meeting of Shareholders. To gain admission at the meeting, you must present government-issued photo identification that matches the name on the pre-registration list.

Annual meeting pre-registration requests must be received by the end of business on Wednesday, April 25, 2018.

Seating is limited and admission is on a first-come basis.

Who pays for the costs of the Annual Meeting?

Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of approximately $12,500 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana’s common stock.

How can shareholders propose business (other than nominations) for consideration by shareholders at the 2019 Annual Meeting of Shareholders?

Proposals to be Considered for Inclusion in Dana’s Proxy Materials—Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), we must receive shareholder proposals by November 22, 2018 to consider them for inclusion in our proxy materials for the 2019 Annual Meeting of Shareholders. A shareholder submitting a proposal for inclusion in our proxy materials must comply with Rule 14a-8.

Other Proposals for Consideration at the 2019 Annual Meeting—A shareholder who intends to propose an item of business at the 2019 Annual Meeting of Shareholders (not for inclusion in our proxy materials) must comply with the requirements set forth in our Bylaws. Under Dana’s Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2019 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 26, 2019 and no earlier than the open of business on December 27, 2018.

If Dana moves the 2019 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 26, 2018), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.

Under Dana’s Bylaws, the notice of proposed business must include a description of the business and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Dana’s Bylaws specifying the advance notice and additional requirements for submission of shareholder proposals are available on Dana’s website at www.dana.com.

How can shareholders nominate individuals for election as directors for consideration by shareholders at the 2019 Annual Meeting of Shareholders?

Director Nominations for Inclusion in Dana’s Proxy Materials (Proxy Access)—Pursuant to Dana’s Bylaws, a shareholder (or a group of up to 20 shareholders) who has continuously owned at least 3% of our shares for at least three years and has complied with the other requirements of our Bylaws may nominate and include in

Dana’s proxy materials director nominees constituting up to 25% of Dana’s Board. Notice of a proxy access nomination for consideration at the 2019 Annual Meeting must be received no later than the close of business on November 22, 2018 and no earlier than the open of business on October 23, 2018.

Other Nominations for Consideration at the 2019 Annual Meeting—A shareholder who intends to nominate a person for election as a director at the 2019 Annual Meeting of Shareholders (other than under proxy access) must comply with the requirements set forth in our Bylaws. Under Dana’s Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2019 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 26, 2019 and no earlier than the open of business on December 27, 2018.

If Dana moves the 2019 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 26, 2018), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.

In All Cases—Whether a nomination is made under our proxy access bylaw or under our advance notice bylaw, a shareholder’s notice to nominate individuals for election to the Board of Directors must provide information about the shareholder and the nominee, as well as the written consent of the proposed nominee to being named in the proxy statement and to serve as a director if elected. Dana’s Bylaws specifying the proxy access, advance notice and additional requirements for submission of nominations are available on Dana’s website at www.dana.com.

Where should shareholders send proposals for business and director nominations for consideration at the 2019 Annual Meeting of Shareholders?

All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2019 Annual Meeting of Shareholders must be submitted in writing to our Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537.

How many of Dana’s directors are independent?

Dana’s Board of Directors has determined that nine of Dana’s ten current directors are independent and seven out of the eight directors being nominated for election are independent. For a discussion of the Board of Directors’ basis for this determination, see the section of this proxy statement entitled “Director Independence and Transactions of Directors with Dana.”

Does Dana have a Code of Ethics?

Yes, Dana has Standards of Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for Members of the Board of Directors. The Standards of Business Conduct for Employees and Standards of Business Conduct for Members of the Board of Directors are available on Dana’s website at www.dana.com.

Is this year’s proxy statement available electronically?

Yes. You may view this proxy statement and the proxy card, as well as the 2017 Annual Report, electronically by going to our website at www.dana.com/proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

A copy of Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, may be obtained without charge upon written request to the Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537.

The proxy statement and Dana’s annual report to shareholders are available on our website at www.dana.com/proxy.

EXECUTIVE OFFICERS

Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. Our executive officers are those individuals who serve on Dana’s Executive Leadership Team. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.

Name	Age as of February 26, 2018	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Aziz S. Aghili	59	President of Off-Highway Drive and Motion Systems (since July 2011), Dana Incorporated.	2011 – Present
Jonathan M. Collins	38	Executive Vice President and Chief Financial Officer (since January 2017), Senior Vice President and Chief Financial Officer (March 2016 to January 2017), Dana Incorporated; Senior Vice President and Chief Financial Officer (April 2013 to March 2016), Vice President, Finance (October 2010 to April 2013), ProQuest (a global information, content and technology company).	2016 – Present
James K. Kamsickas	51	President and Chief Executive Officer (since August 2015), Dana Incorporated; President, Chief Executive Officer (April 2012 to August 2015), Global Co-Chief Executive Officer and President of North America and Asia (January 2011 to April 2012), International Automotive Components Group, S.A. (global supplier of automotive interior components and systems).	2015 – Present
Douglas H. Liedberg	50	Senior Vice President, General Counsel and Secretary (since May 2017), Associate General Counsel (November 2008 to April 2017), Dana Incorporated.	2017 – Present
Dwayne E. Matthews	58	President of Power Technologies (since September 2009), Dana Incorporated.	2011 – Present
Robert D. Pyle	51	President of Light Vehicle Driveline Technologies (since January 2014); President of Asia Pacific (May 2012 to December 2013), Dana Incorporated.	2014 – Present
Mark E. Wallace	51	Executive Vice President, President of Dana Commercial Vehicle Driveline Technologies, Aftermarket & Operational Excellence (since August 2016), Executive Vice President, Dana On-Highway Driveline Technologies (January 2014 to August 2016), Executive Vice President (June 2011 to January 2014), President of Light Vehicle Driveline Technologies (September 2012 to January 2014), Dana Incorporated.	2008 – Present

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our Compensation Discussion and Analysis (CD&A) describes the key principles and approaches used to determine the elements of compensation awarded to, earned by and paid to each of our named executive officers (NEOs) during 2017. This discussion provides information and context to the compensation disclosures included in the accompanying compensation tables and corresponding narrative discussion and footnotes below, and it should be read in conjunction with those disclosures.

The following Dana executives are our NEOs for 2017:

Name	Title
James K. Kamsickas	President and Chief Executive Officer
Jonathan M. Collins	Executive Vice President and Chief Financial Officer
Mark E. Wallace	Executive Vice President Dana, President of Dana Commercial Vehicle Driveline Technologies, Aftermarket & Operational Excellence
Aziz S. Aghili	President, Off-Highway Drive and Motion Technologies
Robert D. Pyle	President, Light Vehicle Driveline Technologies

We first provide a brief executive overview of our compensation program and then discuss and analyze the following topics:

• Relationship between Dana’s Pay & Performance	• How Compensation Decisions are Made

• Elements of Executive Compensation Program	• Compensation Policies & Practices

Executive Overview

Dana Performance

Dana’s financial performance in 2017 was very strong and we are well positioned for long term success. Continued execution of our enterprise strategy has rewarded shareholders with a share price that reached a ten-year high. Below are some key results of Dana’s performance in 2017:

•

Dana’s sales for 2017 were $7.2 billion, an increase of approximately $1.4 billion (24% from 2016), primarily due to strong end-market demand, acquisitions, conversion of sales backlog and favorable currency.

•	Adjusted EBITDA was $835 million, an increase of $175 million (27%) from 2016, and adjusted EBITDA margin was 11.6% of sales, an improvement of 30 bps over 2016.

•	Dana’s share price appreciated by 69% during 2017 and an increase in the quarterly dividend from $0.06 to $0.10 per share beginning in 2018 was recently announced.

Dana’s Compensation Philosophy

Our compensation program is designed to balance short-term performance with long-term growth. Our compensation and benefits must be competitive with executive compensation arrangements provided to executive officers at similar levels at comparably-sized companies with whom we compete for talent. Dana’s executive compensation philosophy is reviewed annually by the Compensation Committee, and has the following key objectives:

✓  Reward performance – A substantial percentage of executive pay is performance-based and therefore at risk. Our pay programs reflect our “pay-for-performance” culture that aligns incentives with shareholder interests.

✓ Drive ownership mentality – We require executives to personally invest in Dana’s success through stock ownership guidelines that require executives to own a significant amount of our stock.

✓  Emphasize long-term incentive compensation – We share a portion of the value created for shareholders with those responsible for the results through our performance-based long-term incentive compensation plans. Performance Shares reward executives for delivering long-term adjusted EBITDA Margin and Return on Invested Capital (ROIC) performance.

✓  Attract, retain and reward the best talent to achieve superior results – To be consistently better than our competitors, we need to recruit and retain superior talent that is able to drive superior results. We have structured our compensation program to motivate and reward these results.

Compensation Alignment with Business Strategy

Our long-range enterprise strategy builds on our strong technology foundation and leverages our operating model driven by cross functional resource sharing while maintaining a customer centric focus. Our strategy furthers the expansion of our global markets while accelerating the commercialization of new technology as we evolve into the era of vehicle electrification and a broader definition of mobility.

Our executive pay program reflects our enterprise strategy by design and with the metrics used to evaluate performance in our incentive plans. These metrics are important financial measures that help provide sharp focus on critical results in running our business effectively and efficiently.

Enterprise Strategy

Dana’s Executive Compensation Practices

Dana’s executive compensation program features many best practices that serve shareholder interests.

What We Do....	What We Don’t Do....

Base half of our long-term compensation on the achievement of objective, pre-established goals tied to financial, operational, and strategic measures.	No excise tax gross ups.

Award incentive compensation based on objective measures.	No excessive perquisites.

Apply an accelerated schedule to meet minimum stock ownership guidelines.	No hedging or pledging of Dana stock.

Maintain a clawback policy to recapture unearned incentive payments.	No excessive change-in-control or executive severance provisions.

Retain an independent compensation consultant.

Include double trigger of vesting of equity awards and severance payments upon a change in control.

Say on Pay

Last year’s advisory vote on executive compensation (Say on Pay) was strongly supported by our shareholders with 94% of the votes cast in favor of our pay practices. Given the new Enterprise Strategy, the Compensation Committee decided to make some modifications to the executive compensation program to better align compensation with our business goals and objectives and shareholder interests.

2017 Compensation Changes

For 2017, the Compensation Committee approved changes to incentive plan metrics for the 2017 annual incentive plan and long-term incentive plan. Below is a summary of the changes along with the rationale:

Annual Incentive Plan

*	Adjustments are defined in the incentive plan section of this Compensation & Discussion Analysis

Relationship between Dana Pay & Performance

Comparator Compensation Data

One of the factors our Compensation Committee uses in setting executive compensation is an evaluation of how our target compensation and benefit levels compare to those of similarly-situated executives at companies that comprise our executive compensation peer group (Peer Group). Dana’s philosophy for senior executive pay, including NEO pay, is to target a range of +/- 15% of the 50th percentile of our Peer Group and general industry market data as provided by the Compensation Committee’s independent compensation consultant. In addition to market data, other factors such as an individual’s experience, responsibilities, and long-term strategic value to Dana are also considered when making recommendations and decisions on compensation.

The Peer Group used for benchmarking executive pay for all NEOs is made up of companies that are:

•

in similar industries where Dana competes for talent, customers and capital – auto components, industrial machinery, construction and farm machinery, heavy trucks, and other durable goods manufacturers,

•	of similar size (as measured by annual revenue), with a range of about 1/3rd to 3x of Dana’s revenue that results in a median revenue close to Dana’s, and

•	of similar complexity to Dana (e.g. multi-country and multi-segment)

The Peer Group is reviewed by the Compensation Committee every year and modifications are made to ensure each company in the group meets the above comparison criteria. The companies shown in the table below comprise our Peer Group:

American Axle & Mfg Holdings	Lear Corp.
BorgWarner, Inc.	The Manitowoc Company, Inc.
Cooper-Standard Holdings	Meritor, Inc.
Cooper Tire & Rubber Co.	Navistar International Corporation
Cummins, Inc.	Oshkosh Corporation
Delphi Automotive	Parker-Hannifin Corp.
Dover Corp.	Rexnord Corp.
Flowserve Corp.	Tenneco Inc.
Fortive Corp.	Terex Corp.
Ingersoll-Rand PLC	The Timken Company

In 2017, the Compensation Committee, upon analysis and review with its executive compensation consultants, made changes to the Peer Group. Cummins, Inc., Fortive Corp., Parker-Hannifin Corp. and Rexnord Corp. were added to broaden the benchmarking of our compensation programs and practices and for purposes of evaluating pay for performance. Metaldyne Performance Group and Joy Global Inc. were withdrawn from the Peer Group due to being acquired and consolidated into other companies.

Pay for Performance

We believe it is important to look at how NEO realizable pay compares to Dana’s performance as the pay that NEOs actually or could potentially receive is designed to link to such performance. The Compensation Committee and management analyzed the alignment between the pay of our NEOs and Dana’s three-year (2014-2016) performance relative to the Peer Group. A one-year period was considered for our CEO since Mr. Kamsickas was hired in 2015. The table below shows the characteristics that were used for the study:

Realizable Pay	&	Performance Measurement
Realizable Pay includes base salary, actual bonus payouts and theoretical gains of long-term incentive grants from 2014 through 2016 (“in-the-money” portion of options, all restricted stock awards/units granted and performance share/cash payouts). Long-term incentives include the value at the end of the period of the awards granted, which is not necessarily the value at vesting or exercise. Note that this differs from the summary compensation table pay, which represents the grant-date expected fair value of the awards.		For purposes of this analysis, the following financial metrics were used — cash flow, earnings before interest and taxes (EBIT), ROIC, and revenue growth.

The following graphs show the correlation between realizable pay and the financial performance measures indicated above:

•	Over a one-year period for Dana’s CEO, who was hired in 2015 and the CEOs in our Peer Group; and

•	Over a three-year period for Dana’s other NEOs and the other NEOs in our Peer Group.

Alignment of Cash Compensation with Performance

Chief Executive Officer

Alignment of Realizable Pay with Performance

Named Executive Officers

NEO Pay Mix

To align pay levels for our NEOs with Dana’s performance, our pay mix places the greatest emphasis on performance-based incentives. A significant majority (84% of our CEO’s target compensation and 75% of the average target compensation of our other NEOs) is performance-based.

Elements of 2017 Executive Compensation Program

Our annual executive compensation program has three primary pay components: base salary, annual performance-based cash bonuses and long-term equity incentives. We also offer retirement and additional benefits.

Cost to Dana	Element	Key Characteristic	Why We Pay this Element	How We Determine the Amount

Fixed	Base salary	Fixed compensation payable in cash. Reviewed annually and adjusted when appropriate.	Provide base level of competitive cash compensation for attracting and retaining executive talent.	Experience, job scope, market data and individual performance.

Variable	Annual cash incentive award	Variable compensation payable in cash based on performance-related financial and individual goals.	Motivate high performance and reward short-term Dana-wide, Business Unit and individual performance.	Corporate funding pool is based on financial performance metrics (adjusted EBITDA, adjusted EBITDA Margin and Free Cash Flow) and individual performance goals.

	Performance share awards	PSAs vest after the three-year performance period based on meeting financial metrics.	Align the interests of senior executives with long-term shareholder value and retain executive talent. Minimize risk-taking behaviors for positive long-term results.	Target awards based on job scope, market data and individual performance. Payouts are based on our performance on financial metrics (adjusted EBITDA Margin & ROIC) over a three-year period.

	Restricted stock units	RSUs vest on the third anniversary of the grant date.

Increase long-term equity ownership and focus executives on providing shareholders with superior investment returns.

Vesting terms and ownership guidelines promote retention and a strong linkage to the long-term interests of shareholders.

Target award based on job scope, market data and individual performance.

Base Salary

We provide base salaries to compensate our NEOs for their primary roles and responsibilities and to provide a stable level of annual compensation. Actual NEO salary levels and increases vary based on the NEO’s role, level of responsibility, experience, individual performance, future potential and market value. In addition, salary increases may be warranted because of a promotion or change in responsibilities.

Considering market-based positioning and each NEO’s individual performance, the Compensation Committee approved the 2017 annualized base salary adjustments (effective April 1, 2017) below:

NEO	2016 Salary	2017 Salary	Percent Increase
James K. Kamsickas	$1,100,000	$1,130,000	2.7%
Jonathan M. Collins	$500,000	$575,000	15.0%
Mark E. Wallace	$580,000	$590,000	1.7%
Aziz S. Aghili	$515,000	$530,000	2.9%
Robert D. Pyle	$482,000	$510,000	5.8%

Messrs. Collins’ and Pyle’s base salaries were adjusted to align with base compensation comparable to similar positions of Dana’s peer group.

Annual Performance-Based Cash Incentive

Our performance-based annual bonus program, the Dana Annual Incentive Plan (AIP) is a cash-based plan intended to motivate and reward employees based on Dana-wide, business unit and individual performance that drive shareholder value.

The AIP covers approximately 3,300 employees, including our NEOs. At the beginning of each year, the Compensation Committee reviews and approves an annual cash bonus target for each NEO, as a percentage of base salary for the upcoming performance period. The NEOs may earn from 0% to 200% of their target incentive opportunity. 80% of the incentive opportunity is based on actual consolidated and/or business unit financial performance compared to targets, and 20% is based on personal performance goals focused on driving strategic, operational and other priorities of the business. All performance-related goals are approved by the Compensation Committee.

For our NEOs, the 2017 AIP target payout opportunities and results weightings are shown in the table below:

NEO	AIP Target Opportunity (% of Base Salary)	Performance Results Weighting
James K. Kamsickas	120%	100% Consolidated results
Jonathan M. Collins	75%	100% Consolidated results
Mark E. Wallace	75%	60% Consolidated; 40% Business Unit results
Aziz S. Aghili	70%	40% Consolidated; 60% Business Unit results
Robert D. Pyle	70%	40% Consolidated; 60% Business Unit results

Following the review of compensation paid within our peer group, the Compensation Committee determined that for 2017, Mr. Kamsickas’ AIP target opportunity would be increased (from 110% of base salary to 120%) in an effort to better align his AIP award with annual incentive compensation opportunities afforded to the chief executive officers of the companies in Dana’s peer group. No other changes were made to the AIP target opportunities for any other NEO in 2017, as the target opportunity levels were within the competitive pay range for each position.

The 2017 AIP was based on four key performance metrics and designed to reward the achievement of performance goals at the consolidated, business unit and individual levels. The performance metrics were:

Annual Incentive Plan Metrics	Weighting
Financial Performance Metrics
Adjusted EBITDA	60%	}
Adjusted EBITDA Margin	20%		80%
Free Cash Flow	20%

Personal Performance Metric			20%

EBITDA is defined as net income before interest, taxes, depreciation, and amortization

Why adjust reported results (e.g. EBITDA), for purposes of our incentive plans?

Our incentive plans require that certain adjustments be made to our reported results of operations for purposes of calculating incentive awards. Such adjustments are designed to provide a comparable basis from year to year from which incentive awards are calculated so as to ensure that participants in the plan are incentivized and rewarded appropriately.

Adjustments generally include equity grant expense, restructuring expense and other adjustments not related to our core operations (e.g. gain/loss on debt extinguishment, pension settlements, divestitures and impairments). With these adjustments for incentive plan purposes, there is alignment with the Adjusted EBITDA measure used in our public reporting. An additional adjustment for incentive compensation is made to remove the effect of currency exchange rate fluctuations, which may have a significant impact on our financial results given our international footprint, which is not within management’s control.

Company Financial Metrics and Performance

Dana’s financial performance makes up 80% of the overall AIP awards for the NEOs and is measured by three financial metrics: adjusted EBITDA (weighted 60%), adjusted EBITDA Margin (weighted 20%) and Free Cash Flow weighted (20%). These metrics are not only appropriate measures of our underlying earnings, but also align with our overall business enterprise strategy and our external financial reporting commitments.

To determine whether annual incentive awards are paid, performance for the year is measured against specified target levels for each financial and personal performance metric. The target for 100% annual incentive achievement was based on achieving the levels of the three financial metrics from Dana’s (and Business Unit’s) annual operating plan reflecting a level of performance, which at the time was anticipated to be challenging but achievable. The threshold level was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring significant achievements and reflecting performance at which the Compensation Committee believed a 200% target award was warranted.

Consolidated AIP Performance

The weighting, target performance, actual performance and payout of the 2017 AIP metrics at the consolidated level are as follows:

AIP Performance Metrics	Weight	Threshold	Target	Maximum	Actual	Payout (% of Target)
Adjusted EBITDA*	60%	$616M	$725M	$798M	$801.1M	200%
Adjusted EBITDA Margin*	20%	9.7%	11.4%	12.5%	11.6%	116%
Free Cash Flow	20%	$15M	$45M	$75M	$161M	200%
Weighted Payout for Consolidated Metrics:						183%

*	Adjustments include equity grant expense, restructuring expense and other adjustments not related to our core operations (e.g. gain/loss on debt extinguishment, pension settlements, divestitures and impairments) and currency exchange rate fluctuations, as approved by the Compensation Committee.

Business Unit AIP Performance

For Mr. Wallace, 40% of his AIP award is based on the weighted payout of the three performance metrics described above for the Commercial Vehicle Driveline Technologies business unit for which he is responsible. The weighted payout for adjusted EBITDA, adjusted EBITDA Margin and Free Cash Flow in the Commercial Vehicle Driveline Technologies business unit was 189% of Target.

For Mr. Aghili, 60% of his AIP award is based on the weighted payout of the three performance metrics described above for the Off-Highway Drive and Motion Technologies business unit for which he is responsible. The weighted payout for adjusted EBITDA, adjusted EBITDA Margin and Free Cash Flow in the Off-Highway Drive and Motion Technologies business unit was 189% of Target.

For Mr. Pyle, 60% of his AIP award is based on the weighted payout of the three performance metrics described above for the Light Vehicle Driveline Technologies business unit for which he is responsible. The weighted payout for adjusted EBITDA, adjusted EBITDA Margin and Free Cash Flow in the Light Vehicle Technologies Driveline business unit was 150% of Target.

Personal Performance Metrics

The NEOs’ personal performance makes up 20% of the overall AIP award. For 2017, the NEOs’ personal goals were focused on driving specific priorities such as, but not limited to, sales growth, financial performance, operational efficiencies, safety commitments and execution of our overall strategy.

The Compensation Committee reviews the strategic, operational and other personal performance goals for the CEO and other NEOs. The CEO sets forth each of the NEOs’ personal goals (and the weighting of each goal), subject to approval by the Compensation Committee. The Compensation Committee sets the personal goals and weighting for the CEO.

The levels of achievement (0%—200% of targeted goals) for the personal performance portion of the 2017 Annual Incentive award for each of our NEOs were Mr. Kamsickas (200%), Mr. Collins (200%), Mr. Wallace (133%), Mr. Aghili (200%) and Mr. Pyle (200%).

2017 Annual Incentive Plan Results

The annual incentive payment for 2017, based on the financial and personal performance metrics shown above, for the NEOs are shown in the table below:

NEO	2017 AIP Award
James K. Kamsickas	$2,522,160
Jonathan M. Collins	$802,125
Mark E. Wallace	$774,375
Aziz S. Aghili	$704,900
Robert D. Pyle	$606,900

The performance and payout range (threshold, target and maximum incentive opportunity) of annual cash incentives for reaching 2017 performance goals under the 2017 AIP for each of our NEOs is provided in the table titled “Grants of Plan-Based Awards.” The actual award paid, as shown in the table above, is also provided in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentive Program (LTIP)

We believe that Dana’s long-term performance is driven through an ownership culture that rewards executives for creating and maximizing shareholder value. Our LTIP provides participants, including our NEOs, with incentive awards that serve an important role by balancing short-term goals with long-term shareholder value creation while minimizing risk-taking behaviors that could negatively affect long-term results.

The Compensation Committee approves the amount of the long-term incentive award, which is based on a percentage of the NEO’s base salary. Each NEO’s award opportunity is based on a target dollar value (determined prior to the beginning of the performance period) assigned to his or her position based on market comparisons for similar positions, using both peer group and general industry market data. For 2017, following its review of market data, the Compensation Committee approved an increase in Mr. Collins’ LTIP target opportunity in an effort to better align with long-term compensation opportunities afforded to executives with similar positions of Dana’s peer group. No other changes were made to the 2017 target LTIP opportunities for any of our other NEOs which fall within the competitive range for our peer group.

One-half (50%) of the total value of the target long-term incentive opportunity is delivered through performance shares awards (PSAs) and the other half (50%) through restricted stock units (RSUs). We believe both PSAs and RSUs are forms of performance-based incentive compensation because PSAs provide direct alignment with shareholder interests and the value of RSUs fluctuates based on stock price performance.

In addition to requiring achievement of performance criteria in respect of the performance shares, PSAs and RSUs require the NEO to remain employed with Dana for three years from the grant date, unless the NEO attains retirement age (at least age 60 with at least 10 years of service, or at least age 65) whereby a prorated award is paid. The value of performance share awards and RSUs granted to each of our NEOs in 2017 is shown in the “Summary Compensation Table” below.

Performance Shares

The LTIP is designed to provide PSAs for a select group of senior executives, including our NEOs. PSAs are tied to the achievement of two performance measures, each weighted equally: adjusted EBITDA Margin and ROIC. Each metric is based on a three-year performance period (2017-2019) with a performance range that can result in PSAs of 0% to 200% of the target opportunity.

Adjusted EBITDA Margin drives the long-term expansion commitments and continues focus on shareholder return. It also drives profitable sales growth and optimizes our cost structure. ROIC ensures management uses Dana’s capital in an effective manner that drives shareholder return. Furthermore, the value of Performance Shares is also tied to Dana’s stock price performance, which aligns the executives’ interests with those of shareholders. The target opportunities of PSAs for the NEOs are shown in the table below:

NEO	Number of PSAs awarded in 2017 (Target Opportunity)
James K. Kamsickas	126,663
Jonathan M. Collins	31,985
Mark E. Wallace	34,135
Aziz S. Aghili	26,356
Robert D. Pyle	24,667

Restricted Stock Units

The other 50% of the LTIP design consists of RSU awards. RSUs incent and reward executives for improving long-term stock value and serve as a retention tool. RSUs are generally granted in February to approximately 170 senior management employees, including our NEOs, and cliff vest on the third anniversary of the grant, provided the recipient remains employed by Dana. The RSUs awarded in 2017, based on the target opportunities, for the NEOs are shown in the table below:

NEO	Number of RSUs awarded in 2017
James K. Kamsickas	126,663
Jonathan M. Collins	31,985
Mark E. Wallace	34,135
Aziz S. Aghili	26,356
Robert D. Pyle	24,667

Equity awards granted to each of our NEOs are shown in the “Grants of Plan-Based Awards” table and “Summary Compensation Table” below.

2015 LTIP Performance (Three-year performance period ending December 31, 2017)

December 31, 2017 marks the end of the three-year performance period of the 2015 LTIP awards. The performance metrics, targets and performance-payout ranges for such awards were set and approved by the Compensation Committee in February 2015.

Although the 2014 LTIP awards (three-year performance period ending December 31, 2016) resulted in no payout of performance shares for that performance period, the significant improvement of our stock price, relative to the TSR index (Dow Jones U.S. Industrial Index) during 2015-2017, resulted in a payout of performance shares from the 2015 LTIP awards. Given challenging economic conditions in certain areas outside the U.S. and currency fluctuations, our ROIC during the performance period was below the threshold limit set in

2015. The table below shows the results of the 2015 LTIP performance period relative to targets and the actual achievement level for the 2015 LTIP awards.

Performance Measures (and weighting) for PSAs	2015-2017 Goals			2015-2017 Performance	2017 Actual Award
	Threshold	Target	Maximum	Actual
Total Shareholder Return (50%)	25th Percentile	50th Percentile	80th Percentile	63.3 Percentile	144.30%
Pre-Tax ROIC (50%)	18.3%	20.1%	21.1%	16.5%	0.00%
Weighted Payout:					72.15%

The actual payout with respect to the PSAs issued as part of the 2015 LTIP award, based on the financial metrics shown above for the three-year performance period ending December 31, 2017, for the NEOs is shown in the table below. Note that Mr. Collins did not receive a LTIP award in 2015 as he was hired in March 2016.

NEO	2015 LTIP Performance Shares Target Award	2015 Performance Share Payout
James K. Kamsickas	98,061	70,750
Mark E. Wallace	29,189	21,059
Aziz S. Aghili	23,135	16,691
Robert D. Pyle	19,766	14,261

Other Elements of Compensation

To remain competitive with other companies and to attract, retain and motivate highly talented executives, we offer perquisites and a benefits package.

Executive Perquisites Plan

We have adopted an Executive Perquisites Plan that provides an annual cash allowance to eligible employees (including our NEOs) in lieu of individual executive perquisites. We provide a fixed cash allowance as part of a competitive pay package to assist in recruiting and retaining talented executives. A cash-based program is preferred over programs such as car allowances, club memberships, and tax and financial planning typically provided in a company-managed executive perquisite program, which can be administratively burdensome and costly. In addition, our cash perquisite program is a taxable benefit paid on a semi-monthly basis and, unlike some managed perquisite programs, we do not provide tax gross-up payments to cover applicable taxes on the allowance. Our CEO is entitled to $50,000 annually and the remaining NEOs are each entitled to $35,000 annually.

International Assignment Benefits

We maintain an International Assignment Policy for certain employees who accept an international assignment at the request of Dana. The benefits under this program generally include some or all of the following benefits as needed: cost of living allowance, location premium, relocation allowance, housing allowance, transportation allowance, tax preparation, assignment completion payment, repatriation allowance and annual home leave. Mr. Aghili received benefits under this program in 2017.

For more information on the benefits provided to Mr. Aghili, see the “Summary Compensation Table” and related footnotes below.

Health & Welfare—Wellness Benefits

We also provide other benefits such as medical, dental, life insurance, accidental disability and dismemberment insurance, short-term disability and long-term disability to our NEOs, which are also provided to all eligible U.S.-based salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package. Our NEOs and certain other manager-level employees may also purchase supplemental long-term disability insurance.

As part of our employee health and wellness benefit initiative, we provide an executive physical program to certain executives, including Messrs. Kamsickas, Collins, Wallace, Aghili and Pyle. The benefit provides an annual routine wellness examination and physical at a cost to Dana not to exceed $2,500 per executive.

Retirement Benefits

We maintain a tax-qualified, “safe harbor” 401(k) plan for our employees, including the NEOs. Eligible participants may make voluntary contributions to the plan up to Internal Revenue Code limits. Dana makes matching contributions and a discretionary fixed contribution to each eligible employee’s 401(k) plan account. We match 100% of the employee’s contributions up to 3% of compensation and 50% of the employee’s contributions from 3% to 5% of compensation, providing a maximum employer match of 4% of compensation to an employee. For 2017, a company fixed contribution of 3.5% of an employee’s compensation was also made into the eligible employee’s 401(k) account.

We maintain a non-qualified savings plan (restoration plan), to which we credit amounts to participants, including our NEOs, that we would have otherwise provided as matching and fixed contributions under the 401(k) plan if IRS statutory limits on 401(k) plan contributions had not been applicable.

We maintain a non-qualified defined contribution Supplemental Executive Retirement Plan (SERP) for certain executives, including our NEOs. We believe that the SERP enables us to provide our NEOs with a competitive retirement program in line with our peers. A portion of the SERP benefit is based on our performance.

We maintain a non-qualified deferred compensation plan that allows eligible employees, including our NEOs, to defer base salary and/or incentive pay to be paid at a future date. For more information regarding our non-qualified retirement programs, see the narrative following the “Nonqualified Deferred Compensation” table.

How Compensation Decisions are Made

Role of the Compensation Committee and CEO

The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers and, in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chairman and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the Securities and Exchange Commission (SEC), the New York Stock Exchange (NYSE) and our Standards of Director Independence. Members of the Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee members during 2017 were: Keith E. Wandell (Chairman), Virginia A. Kamsky, Terrence J. Keating, Raymond E. Mabus, Jr., R. Bruce McDonald and Mark A. Schulz.

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our executive compensation philosophy and strategy, participating in the performance evaluation process for our CEO, setting base salary and incentive opportunities for our CEO and other senior executives, establishing the overarching pay philosophy for Dana’s management team, establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board employment and severance agreements for our CEO and other senior executives. Executive sessions are held by the Compensation Committee without the participation of any member of executive management, including the NEOs. Each year, the Compensation Committee reviews the performance and total compensation package of our NEOs. The Compensation Committee reviews and establishes each NEO’s total target and actual compensation for the current year, which includes base salary, annual bonus opportunities and long-term incentive awards.

Our CEO is responsible for making recommendations to the Compensation Committee regarding base salary and incentive opportunities for the NEOs other than with respect to his own compensation.

Compensation decisions are made by the Compensation Committee using its sole judgment. The Compensation Committee focuses primarily on each NEO’s performance against his or her financial and strategic objectives, Dana’s overall performance, and a Business Unit’s performance where applicable, while reserving discretion to reflect the overall business performance.

Role of the Independent Compensation Consultant

The Compensation Committee’s charter states the Compensation Committee may retain outside compensation consultants, legal advisors or other advisors. The Compensation Committee retains an independent compensation consultant, Mercer (US) Inc. (Mercer), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (MMC), to advise it on certain compensation matters. The Compensation Committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing.

In connection with the Compensation Committee’s engagement of Mercer, the Compensation Committee considered factors relevant to Mercer’s independence, including six factors specified by NYSE rules, and determined that Mercer’s work does not raise any conflict of interest. The Compensation Committee requested Mercer’s advice on a variety of issues, including compensation strategy, market comparisons, review of our peer group, pay and performance alignment versus industry peers, executive pay trends, stock ownership guidelines, compensation best practices and potential compensation plan designs and modifications.

Mercer provided the Peer Group and general industry compensation data to management and the Compensation Committee and it was used as a frame of reference for establishing compensation targets for base salary, annual bonus and long-term incentives for all of the NEOs at the beginning of 2017.

In addition to its services for the Compensation Committee, separate and distinct from executive and director compensation consulting services, Mercer provided select services for Dana in various other capacities in 2017. Those services included other global compensation consulting where Mercer data was most relevant in a given country. Mercer’s fees for executive compensation consulting in fiscal year 2017 were $204,697. During the fiscal year, Dana retained Mercer (and its MMC affiliates) to provide services unrelated to executive compensation. The aggregate fees paid for these other services were $106,278. These other services were not approved by our Board of Directors or the Compensation Committee because they relate to broad-based compensation and benefit plans. Our management used Pay Governance LLC (Pay Governance) for executive compensation advice.

Compensation Policies & Practices

Dana’s Stock Ownership Guidelines

The Compensation Committee adopted stock ownership guidelines for our NEOs to encourage executives to own a significant number of shares of our common stock. The stock ownership guidelines are calculated based on a multiple of the executive’s annual base salary and the average stock price during the prior calendar year.

We require the NEOs to achieve the required percentage of the targeted stock ownership levels on a schedule from two to five years of being promoted or named to the applicable executive position. In determining if our NEOs have satisfied the ownership requirements, we generally include RSUs that have been granted and any shares owned outright by the NEO. Stock options and unearned performance shares are not counted in determining stock ownership for this purpose.

The table below shows the schedule for attaining the targeted amount of stock ownership:

		Percentage of Ownership Guideline to Satisfy
Title	Minimum Investment	2 Years	4 Years	5 Years

President and Chief Executive Officer	5 x Base Salary	40%	80%	100%
Other NEOs	3 x Base Salary	40%	80%	100%

All NEOs, other than Mr. Aghili, met or exceeded the ownership requirements according to the above schedule as established under our guidelines. During 2017, Mr. Aghili was not allowed to sell any Dana common stock until he met the ownership requirement level. Note that as of January 1, 2018, Mr. Aghili has satisfied the ownership guideline requirement.

Clawback Provisions

To mitigate risk to Dana of paying either annual or long-term incentives based on faulty financial results, we have a policy (Clawback Policy) regarding adjustment of performance-based compensation in the event of a restatement of our financial results. It provides that the Compensation Committee will review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Compensation Committee will make a recommendation to the independent members of the Board as to whether to seek recovery from the executive officer of any compensation exceeding that to which he or she would have been entitled based on the restated results. In the case of Mr. Kamsickas, his executive employment agreement sets forth clawback provisions in addition to the Clawback Policy described above. These additional clawback provisions are described below under “CEO Employment Agreement.”

Hedging & Pledging of Dana Stock

Under the terms of our “Insider Trading Policy,” no employee or director is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in Dana’s stock price. Similarly, no employee or director may enter into hedging transactions in Dana’s stock. Such transactions include, but are not limited to, short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, swaps or collars) or other speculative transactions relating to Dana’s stock. Pledging of Dana’s stock is also prohibited.

Equity-Based Grant Practices

Under our equity-based grant practices, we make regular equity-based grants to eligible employees, including NEOs, in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. Under our current practice, the exercise price, in the case of any stock options, is the closing price of our common stock on the NYSE on the day of the grant. We also may award equity-based grants during the year to newly-hired executive officers as part of their compensation package or to executives based on a promotion during the year. In the case of equity-based grants to newly-hired employees who may be covered employees within the meaning of Section 162(m) of the Internal Revenue Code, or officers subject to Section 16 of the Exchange Act, including NEOs, the grants are authorized by the Compensation Committee.

Mitigation of Potential Risk in Pay Programs

The Compensation Committee has reviewed our compensation policies and practices and determined that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on Dana. To avoid excessive risk-taking behaviors, Dana has put in place several mechanisms, including, but not limited to:

•	Stock ownership guidelines;

•	Caps on annual incentive payouts;

•	Financial performance-based annual incentive program;

•	Long-term incentive awards (which are delivered primarily in the form of equity);

•	Mix of multiple types of awards;

•	Use of multiple metrics to determine annual and long-term incentive payouts; and

•	Clawback and anti-hedging and pledging policies.

CEO Employment Agreement

Our Compensation Committee determined it is market practice to offer an executive employment agreement to the President and Chief Executive Officer. Terms of the employment agreement for Mr. Kamsickas can be found in the “CEO Employment Agreement” section below. No other NEO has an employment agreement.

Severance Arrangements

We have adopted both an executive severance plan (Executive Severance Plan) and a change in control severance plan (Change in Control Severance Plan). Each of our current NEOs participates in these plans. The Change in Control Severance Plan provides severance benefits as a result of a qualifying termination of employment after a change in control. These arrangements provide certainty to both Dana and the former executive as to their rights and obligations to each other, including restrictive covenants and non-compete agreements.

Executive Severance Plan

The Executive Severance Plan provides severance compensation to eligible executives, including each of our NEOs (other than the CEO whose severance compensation is provided in his employment agreement) whose employment is involuntarily terminated other than by reason of death, disability or cause prior to a change in control.

Change in Control Severance Plan

We have also adopted the Change in Control Severance Plan to provide severance benefits to eligible executives whose employment is involuntary terminated as a result of a change in control. Each of our current NEOs is eligible to participate in the plan. We believe that such a plan helps to both attract and retain executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Dana believes that the Change in Control Severance Plan helps to increase shareholder value by encouraging the executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in termination of their employment. The plan contains a “double-trigger” provision (i.e. termination of employment after a change in control) in vesting of equity awards and for distributing severance payments in the event of any change in control. No excise tax gross-up is provided under this plan.

Additional information on the terms and conditions of these plans as they relate to our NEOs is described in the section entitled “Potential Payments and Benefits upon Termination or Change in Control” below.

Impact of Accounting and Tax Treatments

Internal Revenue Code Section 162(m)

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code limits Dana’s ability to deduct compensation in excess of $1 million per year paid to certain covered employees. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements entered prior to November 2, 2017 and which are not materially amended thereafter.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718. Further information about this accounting treatment can be found in Notes 1 and 11 to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December  31, 2017.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee

Keith E. Wandell, Chairman

Virginia A. Kamsky

Terrence J. Keating

Raymond E. Mabus, Jr.

R. Bruce McDonald

Mark A. Schulz

February 15, 2018

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President and CEO, Executive Vice President and CFO, and our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2017 (collectively, the named executive officers) for services rendered during the years stated in all capacities to Dana and our subsidiaries.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year(2)	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(9)	Total ($)
James K. Kamsickas	2017	1,122,500	0	6,797,401	(5)	0	2,522,160	0	419,810	10,861,871
President and Chief Executive	2016	1,100,000	500,000	6,230,479		0	1,222,100	0	312,760	9,365,339
Officer	2015	430,833	500,000	3,647,879	(7)	0	612,000	0	82,970	5,273,682
Jonathan M. Collins	2017	556,250	0	1,561,586	(6)	0	802,125	0	163,805	3,083,766
Executive Vice President and Chief	2016	381,944	0	253,307		0	277,285	0	83,061	995,597
Financial Officer
Aziz S. Aghili	2017	526,250	0	1,051,369		0	704,900	0	954,700	3,237,219
President, Off-Highway Drive and	2016	515,000	0	1,047,908		0	252,350	0	1,570,386	3,385,644
Motion Technologies	2015	508,125	0	1,044,691	(7)	0	694,552	0	1,103,260	3,350,628
Mark E. Wallace	2017	587,500	0	1,361,522		0	774,375	0	209,782	2,933,179
Executive Vice President Dana,	2016	580,000	0	1,357,697		0	421,950	0	191,277	2,550,924
President, Commercial Vehicle	2015	576,250	0	1,321,625	(7)	0	781,324	0	190,166	2,869,365
Driveline Technologies, Op. Ex.,
Heavy Mfg, and Aftermarket
Robert D. Pyle	2017	503,000	0	983,124		0	606,900	0	179,171	2,272,195
President, Light Vehicle Driveline	2016	477,000	0	939,503	(7)	0	364,392	0	186,589	1,967,484
Technologies

Footnotes:

(1)	The latest position held by the named executive officer as of December 31, 2017.

(2)	We have disclosed full year compensation only for those years during which the executive was a named executive officer.

(3)	This column includes a sign-on bonus provided to Mr. Kamsickas as part of his executive employment agreement upon commencement of employment with Dana and upon his first anniversary with Dana as discussed in the “CEO Employment Agreement” section below.

(4)	With respect to the 2017, 2016 and 2015 grants, this column shows the grant date value of the PSAs and RSUs computed in accordance with FASB ASC Topic 718. Also included in this column are dividend equivalent units earned in 2017. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 11 of the Notes to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2017. See the “Grants of Plan-Based Awards” table below for information on awards made in 2017. See the “Outstanding Equity Awards at Fiscal Year-End” table for the market value of awards not vested as of December 31, 2017. The values of the PSAs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Kamsickas—$4,949,990; Mr. Collins—$1,249,974; Mr. Aghili—$1,029,992; Mr. Wallace—$1,333,996; Mr. Pyle—$963,986.

(5)	Mr. Kamsickas’ total also includes a new-hire grant award in accordance with his CEO Employment Agreement, valued at $1,750,000.

(6)	Mr. Collins’ total also includes a new-hire grant award in accordance with his offer letter, valued at $300,000.

(7)	Based upon the financial performance for the three-year period ending December 31, 2017, the PSAs that were granted in 2015 as part of the NEO’s 2015 LTIP award resulted in payout of 72.15% as summarized below:

Name	Total 2015 LTIP Grant Value	Value of RSUs	Value of PSAs	Value of Actual Payout of PSAs
James K. Kamsickas	$3,700,584	$1,882,533	$1,818,051	$2,010,008
Aziz S. Aghili	$1,050,872	$535,887	$514,985	$474,191
Mark E. Wallace	$1,325,895	$676,148	$649,747	$598,286
Robert D. Pyle	$897,813	$457,821	$439,991	$405,155

Mr. Collins did not receive a 2015 LTIP award since he was hired after the grant date. The 2015 LTIP was comprised of 50% RSUs and 50% PSAs. Return on Invested Capital (ROIC) and Total Shareholder Return (TSR) are the performance metrics relative to the 2015 PSAs. The weighted payout was 72.15%, resulting from a 0% ROIC result and 144.3% result for TSR.

(8)	This column shows the cash incentive awards earned for performance under our 2017 AIP. For years 2016 and 2015, the amount shown reflects cash incentive awards pursuant to the AIP payable in the reported year.

(9)	The total values shown for the individuals during 2017 include perquisites and benefits set forth below. See the “Compensation Discussion and Analysis” section above regarding our executive perquisites allowance:

a.	James K. Kamsickas—$50,000 for perquisite allowance; $20,250 for contributions to Dana Retirement Savings Plan (401(k)); $155,595 for credits to Dana Restoration Plan; $183,372 representing the change in value of the supplemental executive retirement plan; $6,206 for life benefits (including AD&D and group variable universal life insurance); $3,202 for business-related spousal travel; and $1,185 for executive physical.

b.	Jonathan M. Collins—$35,000 for perquisite allowance; $20,250 for contributions to Dana Retirement Savings Plan (401(k)); $42,265 for credits to Dana Restoration Plan; $63,869 representing the change in value of the supplemental executive retirement plan; $456 for life benefits (including AD&D and group variable universal life insurance); and $1,965 for business-related spousal travel.

c.	Aziz S. Aghili—$35,000 for perquisite allowance; $20,250 for contributions to Dana Retirement Savings Plan (401(k)); $38,145 for credits to Dana Restoration Plan; $74,647 representing the change in value of the supplemental executive retirement plan; $2,095 for life benefits (including AD&D and group variable universal life insurance); $3,196 for business-related spousal travel; and $781,367 for international assignment benefits which includes a tax gross-up payment of $54,999.

d.	Mark E. Wallace—$35,000 for perquisite allowance; $20,250 for contributions to Dana Retirement Savings Plan (401(k)); $55,459 for credits to Dana Restoration Plan; $95,466 representing the change in value of the supplemental executive retirement plan; $1,190 for life benefits (including AD&D and group variable universal life insurance); and $2,417 for business-related spousal travel.

e.	Robert D. Pyle—$35,000 for perquisite allowance; $20,250 for contributions to Dana Retirement Savings Plan (401(k)); $44,804 for credits to Dana Restoration Plan; $73,116 representing the change in value of the supplemental executive retirement plan; $1,041 for life benefits (including AD&D and group variable universal life insurance); $4,170 for business-related spousal travel; and $790 for executive physical.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December  31, 2017 under the 2017 Dana Incorporated Omnibus Incentive Plan.

Grants of Plan-Based Awards at Fiscal Year-End

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James K. Kamsickas	Performance Share Award	2/15/2017				31,666	126,663	253,326				2,474,995
	Restricted Stock Unit Award	2/15/2017							205,369			4,322,406
	Annual Incentive Plan		339,000	1,356,000	2,712,000							624,987
Jonathan M. Collins	Performance Share Award	2/15/2017				7,996	31,985	63,970
	Restricted Stock Unit Award	2/15/2017							48,574			936,599
	Annual Incentive Award		107,813	431,250	862,500
Aziz S. Aghili	Performance Share Award	2/15/2017				6,589	26,356	52,712				514,996
	Restricted Stock Unit Award	2/15/2017							27,279			536,373
	Annual Incentive Plan		92,750	371,000	742,000
Mark E. Wallace	Performance Share Award	2/15/2017				8,534	34,135	68,270				666,998
	Restricted Stock Unit Award	2/15/2017							35,324			694,524
	Annual Incentive Plan		110,625	442,500	885,000
Robert D. Pyle	Performance Share Award	2/15/2017				6,167	24,667	49,334				481,993
	Restricted Stock Unit Award	2/15/2017							25,494			501,131
	Annual Incentive Plan		89,250	357,000	714,000

Footnotes:

(1)	These columns reflect the potential payments for each of the named executive officers under our 2017 AIP. As discussed in the AIP section of the “Compensation Discussion and Analysis” above, the actual payout for the 2017 AIP consolidated metrics was 183% of target based on 2017 performance against established metrics. Refer to the “Non-Equity Incentive Compensation Plan” column of the “Summary Compensation Table” for individual payouts. Refer to the 2017 AIP portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.

(2)	These columns reflect the potential issuance of shares for each of the NEOs under the PSA component of the 2017 LTIP. As discussed in the LTIP awards section of the “Compensation Discussion and Analysis,” PSAs account for fifty percent (50%) of the 2017 LTIP and such awards cliff vest at the end of the three-year period based on performance against established metrics. Refer to the 2017 LTIP portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payouts listed.

(3)	This amount represents the number of RSUs granted as a component of the 2017 LTIP and the dividend equivalent units granted in 2017. As discussed in the LTIP section of the “Compensation Discussion and Analysis,” RSUs accounted for fifty percent (50%) of the 2017 LTIP. The RSUs cliff vest three (3) years from the date of grant. Mr. Kamsickas’ total also includes a grant of 74,499 RSUs in accordance with his CEO Employment Agreement, valued at $1,750,000. Mr. Collins’ total also includes a grant of 16,085 RSUs in accordance with his new-hire offer letter.

(4)	This column represents the fair value (at grant date) of PSAs, RSUs and dividend equivalents granted to each of the NEOs in 2017. The value of the PSAs and RSUs is calculated using the closing stock price on the date of grant. The value of PSAs assumes a target level of performance. The value of the dividend equivalents is calculated using the closing stock price on each quarterly dividend payment date.

The following table provides information on stock option, PSAs and RSUs awarded pursuant to the Plan for each named executive officer that were outstanding as of December 31, 2017.

Each outstanding award is shown separately. The market value of the stock awards is based on the closing market price of Dana common stock on December  29, 2017 of $32.01 per share.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(10) ($)
James K. Kamsickas					127,980	(1)	4,096,640	253,326	(6)	8,108,965
					179,312	(2)	5,739,777	350,448	(7)	11,217,840
					101,539	(3)	3,250,263	70,750	(8)	2,264,708
Jonathan M. Collins					48,513	(1)(4)	1,552,901	63,970	(6)	2,047,680
Aziz S. Aghili					26,628	(1)	852,362	52,712	(6)	1,687,311
					39,502	(2)	1,264,459	77,210	(7)	2,471,492
					24,074	(5)	770,609	16,691	(9)	534,279
Mark E. Wallace					34,488	(1)	1,103,961	68,270	(6)	2,185,323
					51,164	(2)	1,637,760	100,000	(7)	3,201,000
					30,375	(5)	972,304	21,059	(9)	674,099
Robert D. Pyle					24,922	(1)	797,752	49,334	(6)	1,579,181
					35,436	(2)	1,134,306	69,264	(7)	2,217,141
					20,567	(5)	658,350	14,261	(9)	456,495

Footnotes:

(1)	RSUs granted on February 15, 2017 cliff vest on February 15, 2020.

(2)	RSUs granted on March 23, 2016 cliff vest on March 23, 2019.

(3)	RSUs granted on August 11, 2015 cliff vest on August 11, 2018.

(4)	RSUs granted on March 28, 2017 cliff vest on March 28, 2018.

(5)	RSUs granted on February 24, 2015 cliff vest on February 24, 2018.

(6)	PSAs granted on February 15, 2017 cliff vest after three-year performance period.

(7)	PSAs granted on March 23, 2016 cliff vest after three-year performance period.

(8)	This reflects the shares earned from the PSA component of the LTIP award issued on August 11, 2015 based on weighted performance results of 72.15%.

(9)	This reflects the shares earned from the PSA component of the LTIP award issued on February 24, 2015 based on weighted performance results of 72.15%.

(10)	For the PSAs granted in 2017, the amounts in this column reflect the market value of 200% of the PSAs granted (i.e. maximum performance) based on the closing stock price of $32.01 on December 29, 2017. For the performance shares granted in 2016, the amounts in this column reflect the market value of 200% of the PSAs granted (i.e., maximum performance) based on the closing stock price of $32.01 on December 29, 2017. For the PSAs granted in 2015, the amounts in this column reflect actual performance based on achievement of 72.15% of the PSAs granted for the performance period ended December 31, 2017.

The following table provides information concerning the exercise of stock options, stock appreciation rights and the vesting of PSAs and RSUs, during the fiscal year ended December  31, 2017, for each of the named executive officers.

Options Exercised and Stock Vested During Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James K. Kamsickas			74,999	$1,749,982
Jonathan M. Collins			18,732	$349,352
Aziz S. Aghili(2)	68,924	$928,351	22,600	$429,626
Mark E. Wallace	53,984	$182,685	31,926	$606,913
Robert D. Pyle(2)	41,029	$617,115	18,916	$359,593

Footnotes:

(1)	These values represent the vesting of RSUs and were determined by using the closing prices of our common stock on the New York Stock Exchange on such vesting dates.
(2)	Mr. Aghili and Mr. Pyle received the value of their exercised stock appreciation awards in cash.

The following table provides information on the nonqualified deferred compensation of the named executive officers with respect to the fiscal year ended December 31, 2017.

Nonqualified Deferred Compensation at Fiscal Year-End

Name	Dana Credits in 2017 ($)		Aggregate Earnings in 2017 ($)		Aggregate Withdrawals / Distributions in 2017 ($)	Aggregate Balance on 12/31/17 ($)
James K. Kamsickas	$331,440	(1)	$29,243	(2)	0	$880,104	(3)
Jonathan M. Collins	$104,780	(1)	$2,677		0	$143,303
Aziz S. Aghili	$96,681	(1)	$58,409		0	$726,920
Mark E. Wallace.	$131,168	(1)	$218,453	(2)	0	$1,919,088	(3)
Robert D. Pyle	$109,859	(1)	$83,032		0	$796,337

Footnotes:

(1)	Includes credit for employer fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan and credit for the supplemental executive retirement plan described below. This credit is also reflected in Footnote 9 of the “Summary Compensation Table” above.

Restoration Plan Company Credits		Supplemental Executive Retirement Plan Credits
James K. Kamsickas	$155,595	James K. Kamsickas	$175,845
Jonathan M. Collins	$42,265	Jonathan M. Collins	$62,515
Aziz S. Aghili	$38,145	Aziz S. Aghili	$58,536
Mark E. Wallace	$55,459	Mark E. Wallace	$75,709
Robert D. Pyle	$44,804	Robert D. Pyle	$65,055

(2)	Includes earnings on employee deferrals in the deferred compensation plan.

(3)	Includes deferred compensation plan balance.

Retirement Plans

Dana maintains a non-qualified supplemental executive retirement plan for certain executives, including the named executive officers. Under the terms of the supplemental executive retirement plan, Dana established unfunded notional defined contribution accounts subject to the claims of Dana’s general creditors. Each participant account will be credited on an annual basis as follows: (a) fixed employer credits—equal to 3.5% of compensation; and (b) discretionary employer credits—based on Dana’s sole discretion and company performance not to exceed 4% of compensation. Dana credits the accumulated balance of each account with an annualized compounded rate of return of 5%. Participants are fully vested after five (5) years of service or upon death, disability or Change in Control.

Dana also maintains a non-qualified deferred compensation plan that allows certain executives to defer base pay and/or incentive pay into unfunded notional accounts subject to the claims of Dana’s general creditors.

CEO EMPLOYMENT AGREEMENT

Mr. Kamsickas became President and Chief Executive Officer and a member of the Board of Directors of Dana effective August 11, 2015. Under the terms of the agreement in connection with his appointment as President and Chief Executive Officer, Mr. Kamsickas is entitled to the following:

•	Annual base salary;

•	Upon the achievement of target-level performance, an annual bonus;

•	Annual grants pursuant to the long-term incentive program under Dana’s 2017 Omnibus Incentive Plan;

•

A special grant of common stock valued at $5,000,000 granted thirty percent (30%) on the first anniversary of his effective date of hire, thirty-five percent (35%) to be granted on the second anniversary of his effective date of hire, and thirty-five percent (35%) to be granted on the third anniversary of his effective date of hire; and

•	All of Dana’s benefit plans or arrangements in effect from time to time with respect generally to senior executives.

Mr. Kamsickas’ employment agreement is for an initial term of three (3) years, subject to extension at the end of the term for additional one-year terms. Pursuant to his employment agreement and in lieu of his participation in the Executive Severance Plan, if Dana involuntarily terminates Mr. Kamsickas’ employment without cause (as defined below) (and not due to disability) or he voluntarily terminates his employment for good reason (as defined below), subject to his execution and non-revocation of a release of claims, he would be entitled to (i) severance in an amount equal to twenty-four (24) months of base salary, payable in regular payroll installments over the twenty-four (24) month period commencing on the date of termination, (ii) a bonus for the year of termination based on actual performance under the annual incentive program and a bonus for the calendar year after termination at the target amount, both payable when annual bonuses are paid to other senior executives, (iii) medical, dental, prescription drug, basic life insurance and employee assistance program benefits for twenty-four (24) months following the date of his termination subject to his payment of any required employee contributions consistent with those contributions required of active employees of Dana (and which benefits shall be coterminous with his entitlement to COBRA health benefits continuation), and (iv) outplacement benefits (having a cost not exceeding $50,000).

Pursuant to Mr. Kamsickas’ employment agreement, “cause” generally means (i) a willful and material misappropriation of any monies or assets or properties of Dana; (ii) a willful and material breach by him of the terms of his employment agreement that is demonstrably injurious to Dana and that, if capable of cure, has not been cured within thirty (30) days after written notice to him; or (iii) the conviction of, or plea of guilty or nolo contendere by him to, a felony or to any criminal offense involving his moral turpitude.

Pursuant to Mr. Kamsickas’ employment agreement, “good reason” generally means the occurrence of any of the following without his consent: (i) any material adverse change by Dana in his title, position, authority or reporting relationships with Dana; (ii) Dana’s requirement that he relocate to a location in excess of fifty (50) miles from Dana’s current office location or from any future office location acceptable to him; or (iii) any material breach by Dana of the employment agreement which is not cured within thirty (30) days after written notice by Mr. Kamsickas to Dana, which notice shall specify the breach and the nature of conduct necessary to cure such breach.

For a period of twenty-four (24) months following his termination of employment, Mr. Kamsickas is prohibited from competing against Dana, soliciting its customers or employees, and working for a competitor. Mr. Kamsickas has also agreed that he will not disclose Dana’s confidential information.

POTENTIAL PAYMENTS AND BENEFITS

UPON TERMINATION OR CHANGE IN CONTROL

As discussed in the “Compensation Discussion and Analysis” section above, Dana maintains both an Executive Severance Plan and Change in Control Severance Plan that apply to certain senior executives, including our named executive officers.

Set forth below is a description of each plan (applicable to eligible executive officers, including named executive officers). This is followed by tables relating to Messrs. Kamsickas, Collins, Aghili, Wallace and Pyle.

Executive Severance Plan

In the event any eligible executive officer, except our CEO (as he is entitled to payments under his employment agreement), is involuntarily terminated by Dana without cause (as defined below) and other than due to death or disability and such termination occurs prior to a Change in Control, Dana will pay the executive an amount equal to twelve (12) months of base salary plus the cost of COBRA premiums for twelve (12) months.

Additionally, the executive will receive payment or receive reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $25,000.

For purposes of the Executive Severance Plan and the Change in Control Severance Plan described below, “cause” generally means an executive’s (i) continued failure to perform substantially the duties owed to Dana after a written demand for substantial performance is delivered specifically identifying the nature of such unacceptable performance; (ii) conviction of, or plea of guilty or nolo contendere to the charge of having committed, a felony or any other criminal charge involving fraud, moral turpitude, embezzlement or theft; (iii) material violation of Dana’s standards of business conduct or other Company policies applicable to Company employees that warrants termination; (iv) abuse of alcohol or either prescription or illegal drugs substantially affecting work performance; (v) conduct that constitutes gross misconduct in the performance of his employment duties, including, but not limited to, any act of dishonesty or knowing or willful breach of fiduciary duty that is intended to result in personal enrichment or gain at the expense of Dana; or (vi) deliberate, willful or intentional act that causes substantial harm, loss or injury to Dana.

Change in Control Severance Plan

Under our Change in Control Severance Plan in effect during 2017, all eligible executive officers who incurred a qualifying termination (as defined below) were entitled to receive two (2) years of salary and twice his or her target bonus (three (3) years of salary and three (3) times his or her target bonus, in the case of the CEO) for the year in which termination occurred. In addition, each named executive officer was entitled to: (1) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued as of the termination date; (2) a pro rata portion of his or her annual bonus for the year in which termination occurred, based on actual performance as of the date of termination; (3) all equity awards vesting in full (target number of performance shares) and becoming fully exercisable as of the termination date; (4) a lump sum cash amount to allow, but not require, the employee to purchase additional coverage equal to a total of two (2) years, (three (3) years for our CEO) of subsidized COBRA; and (5) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for our CEO). The plan did not provide for any excise tax gross-up payments to executive officers in connection with a change in control.

For purposes of the Change in Control Severance Plan, “qualifying termination” generally meant (i) an executive’s involuntary termination of employment with Dana during the 24-month period following a change in control (36-month period for the CEO) other than a termination by reason of death, disability or for cause or (ii) an executive’s resignation of employment with Dana during such period for good reason (as defined below).

For purposes of the Change in Control Severance Plan, “good reason” generally meant an executive’s resignation of employment without the express written consent of the executive as a result of any one of the following: (a) a meaningful and detrimental alteration in such executive’s position, titles, or the nature or status of responsibilities from those in effect immediately prior to the change in control date; (b) a reduction by Dana in such executive’s base salary as in effect immediately prior to the change in control date or as the same may be increased from time to time thereafter; a failure by Dana to increase such executive’s salary at a rate commensurate with that of other similarly situated key executives of Dana; or a reduction in the target incentive opportunity percentage used to determine such executive’s target bonus below the percentage in effect immediately prior to the change in control date; (c) the failure by Dana to continue to provide such executive with benefits at least as favorable in the aggregate to those enjoyed by such executive under Dana’s retirement, savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs in which such executive participated in immediately prior to the change in control date; or the failure by Dana to provide such executive with the number of paid vacation days to which he or she was entitled on the basis of years of service with Dana in accordance with Dana’s normal vacation policy in effect immediately prior to the change in control; (d) the failure by Dana to pay to or provide such executive with any material item of compensation or benefits promptly when due; (e) the failure of Dana to obtain an express written agreement from any successor to assume and agree to perform the obligations of the Change in Control Severance Plan or, if the business for which such executive’s services were principally performed is sold at any time after a change in control, the failure of Dana to obtain such an agreement from the purchaser of such business; (f) if the employee has a separate severance agreement, then the occurrence of any event that constitutes good reason under such agreement; and (g) any other action or inaction that constitutes a material breach by Dana of the Change in Control Severance Plan or of an employment agreement between Dana and the executive. If the executive reasonably demonstrated that an event described in clauses (a) through (g) above was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control and who effectuates a change in control within six (6) months following such event, such event was deemed to constitute good reason occurring on the date of the change in control.

Equity Award Provisions

Pursuant to the award agreements for the RSUs, vesting accelerates if the recipient’s employment is terminated without cause or by reason of death, disability or normal retirement on a prorated basis based on the number of full months of employment in the vesting period. Pursuant to the award agreements for the performance shares, vesting accelerates if the recipient’s employment is terminated without cause or by reason of death, disability or normal retirement on a prorated basis based on the number of full months of employment in the vesting period and based on actual performance during the performance period.

The following tables set forth the potential payments that would have been due to our named executive officers upon termination or a change of control as of December 31, 2017.

James K. Kamsickas

The following table describes the potential termination and change in control payments to Mr. Kamsickas, Dana’s President and Chief Executive Officer, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason		Death / Disability		Termination Without Cause or Voluntary Termination with Good Reason (No Change in Control)
Cash Compensation
Separation Payment	$7,458,000	(1)			$2,260,000	(2)
Annual Incentive Award(3)	$2,522,160		$2,522,160		$1,356,000
Long-Term Incentive
Performance Shares	$9,663,403	(4)	$8,229,707	(5)	$8,229,707	(5)
Restricted Stock Units	$13,086,680	(6)	$7,014,095	(7)	$7,014,095	(7)
Benefits and Perquisites
Health insurance, etc	$44,572	(8)			$29,714	(9)
Restoration Plan(10)	$293,410		$293,410		$293,410
SERP(11)	$333,919		$333,919		$333,919
Accrued Vacation(12)	$94,167		$94,167		$94,167
Other
Outplacement	$50,000				$50,000

Total	$33,546,311		$18,487,458		$19,661,012

Footnotes:

(1)	Mr. Kamsickas would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by three (3) pursuant to the terms of our Change in Control Plan.
(2)	Mr. Kamsickas is entitled to receive an amount equal to 24 months of his annual base salary pursuant to the terms of his executive employment agreement.
(3)	Based upon actual results. Upon a termination without cause or for good reason in the absence of a change in control, Mr. Kamsickas would also be entitled to a bonus for the year following the year of termination at his target amount pursuant to his executive employment agreement.
(4)	Performance shares vest in full assuming target performance.
(5)	Performance shares vest on a pro rata basis assuming target performance.
(6)	Restricted stock units vest in full.

(7)	Restricted stock units vest on a pro rata basis.
(8)	Mr. Kamsickas would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of three (3) years.
(9)	Mr. Kamsickas would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of two (2) years.
(10)	Mr. Kamsickas is eligible to receive his Restoration Plan benefit effective December 31, 2017. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.
(11)	Mr. Kamsickas is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2017.
(12)	For purposes of this table, we assumed Mr. Kamsickas did not take any vacation in 2017.

Jonathan M. Collins

The following table describes the potential termination and change in control payments to Mr. Collins, Dana’s Executive Vice President, and Chief Financial Officer, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or for Good Reason		Death / Disability		Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$2,012,500	(1)			$575,000	(2)
Annual Incentive Award(3)	$802,125		$802,125
Long-Term Incentive
Performance Shares	$1,023,840	(4)	$341,259	(5)	$341,259	(5)
Restricted Stock Units	$1,552,901	(6)	$676,147	(7)	$676,147	(7)
Benefits and Perquisites
Health insurance, etc	$29,820	(8)			$14,910	(9)
Restoration Plan(10)	$52,359		$52,359		$52,359
SERP(11)	$90,944		$90,944		$90,944
Accrued Vacation(12)	$47,917		$47,917		$47,917
Other
Outplacement	$25,000				$25,000

Total	$5,637,406		$2,010,751		$1,823,536

Footnotes:

(1)	Mr. Collins would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan.

(2)	Mr. Collins is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.

(3)	Based upon actual results.

(4)	Performance shares vest in full assuming target performance.

(5)	Performance shares vest on a pro rata basis assuming target performance.

(6)	Restricted stock units vest in full.

(7)	Restricted stock units vest on a pro rata basis.

(8)	Mr. Collins would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of two (2) years.

(9)	Mr. Collins would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of one (1) year.

(10)	Mr. Collins is eligible to receive his Restoration Plan benefit effective December 31, 2017. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(11)	Mr. Collins is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2017.

(12)	For purposes of this table, we assumed Mr. Collins did not take any vacation in 2017

Aziz S. Aghili

The following table describes the potential termination and change in control payments to Mr. Aghili, Dana’s President, Off-Highway Drive, and Motion Technologies, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or for Good Reason		Death / Disability		Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$1,802,000	(1)			$530,000	(2)
Annual Incentive Award(3)	$704,900		$704,900
Long-Term Incentive
Performance Shares	$2,079,402	(4)	$1,845,569	(5)	$1,845,569	(5)
Restricted Stock Units	$2,887,430	(6)	$1,702,100	(7)	$1,702,100	(7)
Benefits and Perquisites
Health insurance, etc	$23,435	(8)			$11,718	(9)
Restoration Plan(10)	$330,061		$330,061		$330,061
SERP(11)	$396,859		$396,859		$396,859
Accrued Vacation(12)	$44,167		$44,167		$44,167
Other
Outplacement	$25,000				$25,000

Total	$8,293,254		$5,023,656		$4,885,474

Footnotes:

(1)	Mr. Aghili would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan.

(2)	Mr. Aghili is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.

(3)	Based upon actual results.

(4)	Performance shares vest in full assuming target performance.

(5)	Performance shares vest on a pro rata basis assuming target performance.

(6)	Restricted stock units vest in full.

(7)	Restricted stock units vest on a pro rata basis.

(8)	Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.

(9)	Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.

(10)	Mr. Aghili is eligible to receive his Restoration Plan benefit effective December 31, 2017. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(11)	Mr. Aghili is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2017.

(12)	For purposes of this table, we assumed Mr. Aghili did not take any vacation in 2017.

Mark E. Wallace

The following table describes the potential termination and change in control payments to Mr. Wallace, Executive Vice President Dana and President, Commercial Vehicle Driveline Technologies, Operational Excellence, Heavy Manufacturing and Aftermarket, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or for Good Reason		Death / Disability		Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$2,065,000	(1)			$590,000	(2)
Annual Incentive Award(3)	$774,375		$774,375
Long-Term Incentive
Performance Shares	$2,693,161	(4)	$2,365,539	(5)	$2,365,539	(5)
Restricted Stock Units	$3,714,024	(6)	$2,180,265	(7)	$2,180,265	(7)
Benefits and Perquisites
Health insurance, etc	$21,481	(8)			$10,741	(9)
Restoration Plan(10)	$400,909		$400,909		$400,909
SERP(11)	$490,597		$490,597		$490,597
Accrued Vacation(12)	$49,167		$49,167		$49,167
Other
Outplacement	$25,000				$25,000

Total	$10,233,714		$6,260,852		$6,112,218

Footnotes:

(1)	Mr. Wallace would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan.

(2)	Mr. Wallace is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.

(3)	Based upon actual results.

(4)	Performance shares vest in full assuming target performance.

(5)	Performance shares vest on a pro rata basis assuming target performance.

(6)	Restricted stock units vest in full.

(7)	Restricted stock units vest on a pro rata basis.

(8)	Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.

(9)	Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.

(10)	Mr. Wallace is eligible to receive his Restoration Plan benefit effective December 31, 2017. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(11)	Mr. Wallace is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2017.

(12)	For purposes of this table, we assumed Mr. Wallace did not take any vacation in 2017.

Robert D. Pyle

The following table describes potential termination and change in control payments to Mr. Pyle, Dana’s President, Light Vehicle Driveline Technologies, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or for Good Reason		Death / Disability		Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$1,734,000	(1)			$510,000	(2)
Annual Incentive Award(3)	$606,900		$606,900
Long-Term Incentive
Performance Shares	$1,898,161	(4)	$1,634,943	(5)	$1,634,943	(5)
Restricted Stock Units	$2,590,409	(6)	$1,505,014	(7)	$1,505,014	(7)
Benefits and Perquisites
Health insurance, etc	$29,820	(8)			$14,910	(9)
Restoration Plan(10)	$561,993		$561,993		$561,993
SERP(11)	$234,344		$234,344		$234,344
Accrued Vacation(12)	$42,500		$42,500		$42,500
Other
Outplacement	$25,000				$25,000

Total	$7,723,127		$4,585,694		$4,528,704

Footnotes:

(1)	Mr. Pyle would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan.

(2)	Mr. Pyle is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.

(3)	Based upon actual results.

(4)	Performance shares vest in full assuming target performance.

(5)	Performance shares vest on a pro rata basis assuming target performance.

(6)	Restricted stock units vest in full.

(7)	Restricted stock units vest on a pro rata basis.

(8)	Mr. Pyle would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.

(9)	Mr. Pyle would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.

(10)	Mr. Pyle is eligible to receive his Restoration Plan benefit effective December 31, 2017. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(11)	Mr. Pyle is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2017.

(12)	For purposes of this table, we assumed Mr. Pyle did not take any vacation in 2017.

CEO PAY RATIO

In accordance with the Dodd-Frank Act disclosure requirement of the ratio of the CEO’s total compensation to that of Dana’s global median employee, Dana has determined that the pay ratio for 2017 is 246:1. This is based on the total compensation (determined in accordance with the Summary Compensation Table definition) of $44,171 which Dana paid in 2017 to its median employee, serving in a plant production line role in Guiscard, France (COLA not applied) and the CEO’s total compensation for 2017 of $10,861,871 (in accordance with the same definition). If the one-time new hire equity grant awarded to our CEO was excluded from such total compensation measure, the resulting revised ratio is 206:1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the rule’s flexibility, the method Dana used to determine the median employee and compensation measure may be different from its peers such that the pay ratio of its peers may not be comparable.

Identification of the median employee was based on reference to our global employee population of approximately 21,928, of which 15,661 are employed outside of the U.S. We excluded non-U.S. locations reflecting approximately 1,103 employees in China and 51 employees in Ecuador, and such exclusions reflect 5% of our total employee population. Further, we excluded employees from acquisitions completed in 2017 including the acquisition of 80% ownership interests in Brevini Fluid Power S.p.A. and Brevini Power Transmission S.p.A. from Brevini Group, S.p.A. (2,050 employees) and all of the company units of Warren Manufacturing LLC, the owner of certain assets and liabilities related to the former Warren, Michigan production unit of U.S. Manufacturing Corporation (738 employees). Such employee population was evaluated as of October 31, 2017.

We established a compensation measure that was applied consistently across such employee population comprised of actual compensation paid from January 1, 2017 through October 31, 2017, inclusive of base salary, bonuses, incentives, vacation and holiday pay and estimates of such components of pay for the remainder of the year. For new hires that did not provide services to Dana during the entire measurement period, compensation was annualized. Our compensation measure was then analyzed and tested at year end based on year-end compensation data. All non-U.S. compensation was converted to U.S. dollars based on applicable exchange rates as of December 31, 2017.

TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA

None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2017.

For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Dana—Review of Transactions with Related Persons.”

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his or her earlier resignation, disqualification, removal, death or other cause.

The members of our Board are elected by the holders of shares of common stock at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of ten directors. Terrence J. Keating and Mark A. Schulz, who both joined our Board in 2008, have indicated they will not stand for reelection at the 2018 Annual Meeting of Shareholders. The Board does not plan to replace these two open seats and will reduce our Board size to eight members. As a result, this year you are voting on eight candidates for the Board of Directors. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following current Directors for election: Rachel A. Gonzalez, James K. Kamsickas, Virginia A. Kamsky, Raymond E. Mabus, Jr., Michael J. Mack, Jr., R. Bruce McDonald, Diarmuid B. O’Connell, and Keith E. Wandell. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Dana, if elected.

The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.

The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537, Attention: Corporate Secretary, using the same deadline for nominations under our advance notice bylaw set forth in the ‘Questions and Answers’ section above.

Neither Dana’s Board nor the Nominating and Corporate Governance Committee has adopted a specific diversity policy with respect to identifying nominees for director. However, Dana has established criteria it considers when it is evaluating a potential candidate. Criteria for assessing nominees include a potential nominee’s ability to represent the long-term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee’s specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties. Additionally, the Board considers whether each nominee would be considered a “financial expert” or “financially literate” as described in applicable listing standards, legislation and our Audit Committee guidelines.

Additionally, our Corporate Governance Guidelines, Standards of Business Conduct for Members of the Board of Directors, Related-Party Transactions Policy and the Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents is available on Dana’s website at www.dana.com.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES

Our Board currently has nine non-management directors and one management director. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. The following section provides information as of February 26, 2018 about each nominee for election as a Director. The information provided includes the age of each individual; the individual’s principal occupation and special qualifications; employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships held during the past five years; and the year in which the director became a director of Dana.

NOMINEES FOR DIRECTOR

RACHEL A. GONZALEZ	Director since 2017

Ms. Gonzalez, 48, has been Chief Administrative Officer of Sabre, a leading technology solutions provider to the global travel and tourism industry since May 2017. From September 2014 to May 2017, she served as Executive Vice President and General Counsel of Sabre. From 2008 to 2014, she worked at Dean Foods Company, ultimately holding the title of Executive Vice President, General Counsel, and Corporate Secretary. Prior to that she held executive positions with Affiliated Computer Services, Inc. and was partner in the law firm of Morgan, Lewis & Bockius.

Ms. Gonzalez’s significant experience as a General Counsel and Corporate Secretary to two publicly traded companies provides in-depth experience to Dana in terms of corporate governance and Board of Director “best practices.” In addition, her international experience gives the Board an excellent resource as it evaluates Dana’s end markets. Also, Ms. Gonzalez’s extensive background in corporate finance and strategy provides a strong resource as Dana executes its own strategy and considers business opportunities. Finally, Ms. Gonzalez’s experience outside of the industrial sector provides the opportunity for a fresh perspective with respect to Dana’s strategy and operations.

JAMES K. KAMSICKAS	Director since 2015

Mr. Kamsickas, 51, is President and Chief Executive Officer of Dana Incorporated. Prior to his current position, Mr. Kamsickas served as President, Chief Executive Officer of International Automotive Components (IAC) Group, S.A., a leading global supplier of automotive interior components and systems from April 2012 to August 2015. From January 2011 to April 2012, Mr. Kamsickas served as IAC’s Global Co-Chief Executive Officer and President of North America and Asia. Finally, he served as IAC’s President and Chief Executive Officer of North America/Asia from April 2007 to December 2010. Mr. Kamsickas served as a member of IAC’s Board of Directors during each of these periods. Prior to that, he spent 18 years at Lear Corporation in numerous domestic and international positions, ultimately as leader of its Interior Systems Division. Mr. Kamsickas was a member of the United States President’s Manufacturing Jobs Initiative committee. Mr. Kamsickas currently serves on the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation (MAPI), as well as the United Way of Greater Toledo. He is also a member of the Toledo Rotary Foundation.

Mr. Kamsickas’ decade of extensive experience as Chief Executive Officer, President and Board member leading complex, sophisticated, global manufacturing companies provide him unique experience, insight and strategic leadership capabilities to address Dana’s business challenges and opportunities.

VIRGINIA A. KAMSKY	Director since 2011

Ms. Kamsky, 64, has been chairman and chief executive officer of Kamsky Associates, Inc., a strategic advisory firm since 1980. She also served as an executive vice president of Foamex International, Inc., and in various leadership roles at then-Chase Manhattan Bank, including as a credit and lending officer and second vice president in charge of the Chase Corporate Division-China.

Ms. Kamsky has served on the Boards of the following public companies: Spectrum Brands Holdings, Inc., W.R. Grace and Company, Sealed Air Corporation, Shorewood Packing Corporation, Foamex International, Inc., Tecumseh Products Company, Tate & Lyle PLC, and Olin Corporation.

Ms. Kamsky has a strong background in strategy as well as a vast knowledge of the Asia-Pacific market that provides Dana’s Board with a unique perspective into one of Dana’s growth markets. In addition, she has served as a board member of several other publicly-traded companies giving Dana’s Board a great resource to assist in evaluating best practices.

RAYMOND E. MABUS, JR.	Director since 2017

Mr. Mabus, 69, is Founding Principal and CEO of The Mabus Group, a strategic advisory firm specializing in energy, sustainability, cyber security, and talent management. He served as the 75th United States Secretary of the Navy from 2009 to 2017. He was the U.S. Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the Governor of Mississippi from 1988 to 1992, and Auditor of the State of Mississippi from 1984 to 1988. During his career in the private sector, Mr. Mabus served as Chairman and Chief Executive Officer of Foamex International, Inc. and on the Board of Directors of Enersys. Mr. Mabus is currently a board member of Hilton Worldwide Holdings, Inc.

Mr. Mabus, over the last four decades, has served domestically and globally in a variety of high-level state and federal government roles. He has also held leadership positions in the private sector. This broad experience provides Dana with a strong source to draw upon as it enhances its leadership development capabilities. Further, Mr. Mabus’ recent global experiences as Secretary of the U.S. Navy provides “real time” perspective to Dana with respect to international strategy and business opportunities.

MICHAEL J. MACK, JR.	Director since 2018

Mr. Mack, 61, is retired. Most recently, Mr. Mack served as Group President, John Deere Financial Services, Global Human Resources and Public Affairs at Deere & Company, a manufacturer of agricultural, construction, and forestry machinery, diesel engines used in heavy equipment, and lawn care equipment, from October 2014 to November 2016. In addition, Mr. Mack served as the company’s President, Worldwide Construction & Forestry Division from June 2009 to October 2014. Mr. Mack also served as Senior Vice President and Chief Financial Officer of Deere from January 2006 to May 2009. He served as the company’s Vice President and Treasurer from June 2004 to January 2006. Also, Mr. Mack served as Senior Vice President, Marketing and Administration for the company’s Worldwide Commercial & Consumer Equipment Division from 1999 to 2004. He held assignments in dealer systems, business development, treasury, engineering, purchasing, manufacturing and marketing during his career at Deere. Mr. Mack began his career at the John Deere Des Moines Works as a summer intern engineer.

Mr. Mack brings a strong background in executive management, serving in three different senior executive roles at a global corporation. In addition, Mr. Mack brings to the Board his expertise in corporate finance, financial reporting and accounting gained as the Chief Financial Officer of a large public company. The Board also benefits from Mr. Mack’s extensive knowledge related to the business operations of the off-highway vehicle market.

R. BRUCE MCDONALD	Director since 2014

Mr. McDonald, 57, has been Chairman and Chief Executive Officer of Adient plc, a global automotive supplier since October 2016. He previously served as Executive Vice President and Vice Chairman of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from September 2014 to October 2016. Mr. McDonal d also served as Executive Vice President and Chief Financial Officer from 2005 to September 2014. Mr. McDonald joined Johnson Controls in November 2001 as Vice President and Corporate Controller and was promoted to Assistant Chief Financial Officer in 2004.

Mr. McDonald’s extensive experience as Chairman and CEO of a global automotive parts supplier as well as his former roles as Vice Chairman and Chief Financial Officer of a global manufacturer provides him with an informed understanding of the financial issues and risks that affect Dana. Additionally, Mr. McDonald’s international experience provides the Board with a global perspective helping our Board identify opportunities and minimize risks.

DIARMUID B. O’CONNELL	Director since 2018

Mr. O’Connell, 54, served as Vice President of Business Development and was a member of the executive team at Tesla, Inc., a global designer, developer, manufacturer and seller of fully electric vehicles from July 2006 to September 2017. Prior to joining Tesla, Mr. O’Connell served as Chief of Staff for Political Military Affairs at the United States State Department, where he was involved in policy and operational support to the United States military in various theaters of operation. Before his tenure in Washington, Mr. O’Connell worked in corporate strategy as a management consultant for Accenture, as a founder of educational software developer, Real Time Learning, and as a senior executive with both McCann Erickson Worldwide and Young and Rubicam.

Mr. O’Connell’s strong background as a senior executive of a global automotive manufacturer such as Tesla provides the Board of Directors a valuable resource in the areas of automotive electrification and technology. Mr. O’Connell also has an extensive background in corporate strategy that the Board will be able to leverage as a part of Dana’s overall enterprise strategy. Additionally, Mr. O’Connell will be able to provide the Board a unique perspective as a former executive of a global original equipment manufacturer.

KEITH E. WANDELL	Director since 2008

Mr. Wandell, 68, is Chairman of the Board of Directors. He served as President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer, from May 2009 to May 2015 as well as its Chairman from 2012 to May 2015. He previously served as President and Chief Operating Officer of Johnson Controls, Inc. from July 2006 until May 2009. He was Executive Vice President of Johnson Controls from August 2003 to July 2006 and President of its Automotive & Battery Division from August 2003 to July 2006. Mr. Wandell was a board member of Harley-Davidson, Inc. and is currently a board member of Constellation Brands, Inc. and Dover Corporation as well as Chairman of Exide Technologies.

Mr. Wandell is the former Chairman and Chief Executive Officer of one of the world’s largest motorcycle manufacturers, bringing to our Board the perspective of a leader facing a set of external economic, social, and governance issues similar to those faced by Dana.

CORPORATE GOVERNANCE

Our Board of Directors has established guidelines that it follows in matters of corporate governance. Our Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The following summary provides highlights of those guidelines. A complete copy of our Corporate Governance Guidelines is available online at http://www.dana.com.

Role of Board

The business of Dana is conducted by its employees, managers and corporate officers led by our CEO, with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of Dana. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of Dana and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of Dana and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Responsibilities of the Board

The basic responsibility of our directors is to exercise their reasonable business judgment on behalf of Dana. In discharging this obligation, directors rely on, among other things, Dana’s corporate officers, outside advisors and auditors.

Pursuant to the Board’s general oversight responsibilities, among other things, the Board:

•	Evaluates the CEO’s performance and reviews Dana’s succession plan for the CEO and other officers;

•	Reviews the long-range business plans of Dana and monitors performance relative to achievement of those plans;

•	Considers long-range strategic issues and risks to Dana; and

•	Approves policies of corporate conduct that continue to promote and maintain the integrity of Dana.

Executive Sessions of the Board

Executive sessions of our non-management directors are held, without Dana management, in conjunction with each regularly scheduled Board meeting and between such Board meetings as requested, from time to time, by our Chairman or other non-management directors. These sessions are chaired by our Chairman.

Access to Management and the Independent Registered Public Accounting Firm

Our non-management directors may meet with senior management, other employees and the independent registered public accounting firm at any time, either separately or jointly, as they deem appropriate. Senior personnel of Dana and of the registered public accounting firm regularly attend portions of our Board and Committee meetings, and other personnel may be invited to attend particular meetings where appropriate.

Board Performance Assessment

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Our Nominating and Corporate Governance Committee reviews the self-evaluation process. An annual report is made to the Board on the assessment of the performance of the Board and its committees. The assessment evaluates the contribution of the Board and its committees to Dana and specifically focuses on areas in which the Board believes it or its committees could improve.

Board Leadership Structure

Our Board has separated the role of Chairman of the Board and the role of CEO since 2011. Currently, Mr. Wandell has served as our independent Chairman since October 2016. Mr. Kamsickas has served as our President and Chief Executive Officer since August 2015. The Board’s current view is that separating the Chairman and CEO positions provides an efficient and effective leadership model for Dana. Separating the Chairman and CEO positions has i) allowed Mr. Kamsickas to devote his full attention to focusing on Dana’s business, leveraging his vast business and industry experience, without the additional responsibilities of Chairman, ii) created mentoring opportunities, and iii) takes advantage of the business synergies created by two dynamic leaders.

Our Board recognizes no single leadership model is right for all companies and at all times. Our Board believes that depending on the circumstances, other leadership models, such as a combined Chairman of the Board and CEO role, might be appropriate. It is our Board’s intention to periodically review our leadership structure.

Succession Planning

A key responsibility of our Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels of Dana. Each year, succession planning reviews are held at every significant organizational level of Dana, culminating in a full review of senior leadership talent. During this review, the Board discusses future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which Dana makes ongoing leadership assignments.

RISK OVERSIGHT

Dana maintains a risk management program overseen by our Executive Leadership Team. In particular, our Executive Vice President and Chief Financial Officer as well as Senior Vice President, General Counsel and Secretary have responsibility for this area. In addition, our Business Unit Presidents and functional leads oversee strategic and operational risks. Risks are identified and prioritized by our management, and each of these risks is reviewed by the Audit Committee or the entire Board. For example, strategic risks are overseen by the entire Board and financial risks are overseen by our Audit Committee. Management regularly reports on each such risk to our entire Board or Audit Committee. Additional review or reporting on risks is conducted as needed or as requested by the Board or any committee. Also, our Compensation Committee periodically reviews the most important risks to ensure that compensation programs do not encourage excessive risk-taking and has implemented several mechanisms to avoid such risk-taking behavior, as detailed in the “Mitigation of Potential Risk in Pay Programs” and “Clawback Provisions” sections above.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire at the 2018 Annual Meeting. Upon being appointed to the Board in February 2018, Mr. Mack became a member of both the Audit and Compensation Committees and Mr. O’Connell became a member of the Nominating and Corporate Governance Committee as well as the Compensation Committee.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
R. Bruce McDonald(1)	Keith E. Wandell(1)	Virginia A. Kamsky(1)
Rachel A. Gonzalez	Virginia A. Kamsky	Rachel A. Gonzalez
Terrence J. Keating(2)	Terrence J. Keating(2)	Raymond E. Mabus, Jr.
Mark A. Schulz(2)	Raymond E. Mabus, Jr.	Keith E. Wandell
R. Bruce McDonald
Mark A. Schulz(2)

(1)	Chair
(2)	Not standing for reelection at the 2018 Annual Meeting of Shareholders.

Audit Committee. As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the NYSE and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana’s financial statements; (ii) Dana’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Dana’s internal audit function and independent registered public accounting firm; and (v) the preparation of the “Audit Committee Report” found in this proxy statement. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the NYSE (see “Director Independence and Transactions of Directors with Dana” section in this proxy statement). Our Board has determined that Messrs. Mack and McDonald are each an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. A current copy of the charter of the Audit Committee is available to security holders on Dana’s website at www.dana.com. The Audit Committee met six times in 2017.

Compensation Committee. This committee establishes and evaluates Dana’s executive compensation policies and programs, administers Dana’s 401(k), stock, incentive and retirement plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana’s employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Compensation Committee is available to security holders on Dana’s website at www.dana.com. The Compensation Committee met six times in 2017. See the “Compensation Discussion and Analysis” section above for more information.

Nominating and Corporate Governance Committee. This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to security holders on Dana’s website at www.dana.com. The Nominating and Corporate Governance Committee met ten times in 2017.

Board and Committee Meetings. There were five regular meetings of the Board and twenty-two meetings of the various committees of the Board. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. All members of our Board of Directors attended our Annual Meeting last year.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Mr. Wandell is the Chairman at such sessions. Interested parties may communicate directly with Mr. Wandell or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary may relay proper communications received to the Chairman of the Board.

DIRECTOR INDEPENDENCE AND TRANSACTIONS OF DIRECTORS WITH DANA

Independence and Transactions of Directors

The Board of Directors has determined that the nine non-management directors are independent within the meaning of the listing standards of the NYSE. Our Board determines whether each director qualifies as an “independent director” when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards set forth in our Director Independence Standards, a current copy of which is available to security holders on Dana’s website at www.dana.com.

Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director, and to the persons or organizations with which the director is affiliated.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

Mr. Schulz is a member of the Board of Directors of PACCAR, Inc. PACCAR is one of our largest customers. Based on Dana’s strong Board governance practices and procedures, the Board determined that Mr. Schulz’s role at PACCAR does not impair his independence.

The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Rachel A. Gonzalez, Virginia A. Kamsky, Terrence J. Keating, Raymond E. Mabus, Jr., Michael J. Mack, Jr., R. Bruce McDonald, Diarmuid B. O’Connell, Mark A. Schulz, and Keith E. Wandell.

Review of Transactions with Related Persons

Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana’s Director Independence Standards, as discussed above.

In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes subsequently untrue or incomplete. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana is required to be promptly disclosed to the Chairman of the Board, who will consult with the Chairman of the Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.

Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com.

Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing, are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (ii) Dana, or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana, and (vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved, and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.

Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.

All interested transactions, except certain pre-approved transactions, must be disclosed in Dana’s applicable SEC filings as, and to the extent, required by applicable SEC rules and regulations.

The questionnaire, certification, Standards of Director Independence, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.

The Board specifically considered the following relationships and transactions in 2017:

Mark A. Schulz is a Board member of PACCAR, Inc. PACCAR is one of our largest customers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Wandell, Keating, Mabus, McDonald, Schulz as well as Ms. Kamsky, served as members of the Compensation Committee. No such member of the Compensation Committee is, or was during 2017, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries. Moreover, no such member is an officer of a company in which an executive officer of Dana is a member of its compensation committee.

COMPENSATION OF DIRECTORS

Our Compensation Committee is responsible for making recommendations to our Board of Directors regarding the form and amount of non-employee director compensation. In determining the recommendation for director compensation, the Compensation Committee considers the recommendations of our Chairman, CEO and Senior Vice President, Human Resources, as well as information provided by Mercer.

The table below illustrates the compensation structure for non-employee directors in 2017. Employee directors receive no additional compensation for their Board service. In addition to the compensation described below, each director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Annual Retainer (cash)	$90,000
Annual Retainer for Chairman of the Board (cash)	$100,000
Annual Retainer for Audit Committee Chair (cash)	$15,000
Annual Committee Chair Retainer – (except Audit) (cash)	$10,000
Board or Committee Meeting Fees – per meeting (cash)	$1,500
Restricted Stock Units(1)	$115,000

Footnotes:

(1)	This annual grant of RSUs was made pursuant to the Plan on February 16, 2017 and vested in full on February 16, 2018. This grant was equivalent to 5,940 RSUs. Each grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control.

Deferred Compensation. Each non-employee director has the opportunity to elect to defer a percentage of the annual cash retainer into restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested on the date of grant and each RSU represents the right to receive one share of our common stock (or, at our election, an equivalent cash amount) on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-employee director or (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-employee directors for 2017.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Rachel A. Gonzalez . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . .	105,259	116,358	221,617
Virginia A. Kamsky . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . .	130,000	116,358	246,358
Terrence J. Keating . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . .	114,045	128,596	242,641
Raymond E. Mabus, Jr.	104,045	116,358	220,403
R. Bruce McDonald . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . .	130,545	116,358	246,903
Mark A. Schulz . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . .	114,969	116,358	231,327
Keith E. Wandell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . .	230,478	116,358	346,836

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Mr. Kamsickas is not included in this table.

(2)	This column reports the amount of cash compensation earned in 2017 for Board and Committee service. As noted above, directors may elect to defer a portion of their annual cash retainer into restricted stock units. During 2017, no directors deferred any of their annual retainer. The annual Committee Chair retainer, annual retainer and meeting fees are paid at the beginning of each quarter in arrears for service and meetings attended in the prior quarter.

(3)	This column reflects the full grant date fair values determined in accordance with FASB ASC Topic 718 (and dividend equivalent units earned in 2017. The aggregate number of outstanding stock awards (including dividend equivalent units) corresponding to the values listed at December 31, 2017 are:

Name	Outstanding Stock Awards (#)
Rachel A. Gonzalez	5,999
Virginia A. Kamsky	5,999
Terrence J. Keating	6,530
Raymond E. Mabus, Jr.	5,999
R. Bruce McDonald	5,999
Mark A. Schulz	5,999
Keith E. Wandell	5,999

For additional information regarding Dana’s equity compensation plan, please refer to Note 1 and Note 11 to our audited financial statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about beneficial ownership of our securities as of February 26, 2018, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of February 26, 2018. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1)	Common Stock	15,675,484	10.8%
40 East 52nd Street New York, NY 10022
The Vanguard Group(2)	Common Stock	12,078,192	8.49%
100 Vanguard Blvd. Malvern, PA 19355
WEDGE Capital Management L.L.P(3)	Common Stock	5,619,127	3.9%
301 S. College Street, Suite 2920 Charlotte, NC 28202-6002

Footnotes:

(1)	BlackRock, Inc. and related entities (collectively, BlackRock) reported on a Form 13G/A filed with the SEC on January 19, 2018 holdings of common stock. It has sole voting with respect to 15,351,177 shares of common stock and dispositive power with respect to 15,675,484 shares of common stock.

(2)	The Vanguard Group reported on a Form 13G/A filed with the SEC on February 9, 2018 holdings of common stock. It has sole dispositive power with respect to 12,078,192 shares of common stock and shared dispositive power with respect to 224,386 shares of common stock.

(3)	WEDGE Capital Management L.L.P reported on a Form 13G/A filed with the SEC on February 2, 2018 holdings of common stock. It has sole voting power with respect to 4,793,784 shares of common stock and sole dispositive power with respect to 5,619,127 shares of common stock.

The following tables show the amount of Dana common stock beneficially owned as of February 26, 2018 by our current Directors and named executive officers and by our Directors and executive officers as a group.

Name of Beneficial Owner	Shares(1)	Restricted Stock Units(2)	Shares Acquirable within 60 Days(3)	Percent of Class
Aziz S. Aghili	29,376		0	*
Jonathan M. Collins	12,531		16,197	*
Rachel A. Gonzalez	5,999		0	*
James K. Kamsickas	83,973		0	*
Virginia A. Kamsky	32,649		0	*
Terrence J. Keating	55,818	55,234	0	*
Raymond E. Mabus, Jr.	5,999		0	*
Michael J. Mack, Jr.	0		0	*
R. Bruce McDonald	26,624		0	*
Diarmuid B. O’Connell	0		0	*
Robert D. Pyle	32,851		0	*
Mark A. Schulz	30,979		0	*
Mark E. Wallace	102,401		0	*
Keith E. Wandell	33,887		58,263	*
All Directors and executive officers as a group (17 persons)	531,628	55,234	145,593	*	%

*	Represents holdings of less than one percent of Dana’s common stock

Footnotes:

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. None of the persons listed above has pledged his or her shares of common stock.

(2)	Reflects the number of restricted stock units (RSUs) credited as of February 26, 2018 to the accounts of certain non-employee Directors who elected to defer a percentage of their annual retainer into restricted stock units under our 2017 Dana Incorporated Omnibus Incentive Plan. RSUs are payable in shares of Dana common stock or, at the election of Dana, cash equal to the market value per share as described under the caption “Compensation of Directors” above. RSUs do not have current voting or investment power. Excludes RSUs awarded to Non-Employee Directors and certain executive officers that have not vested under their vesting schedules.

(3)	Reflects the number of shares that could be purchased by exercise or options exercisable as of February 26, 2018, or within 60 days thereafter under the Plan and the number of shares underlying RSUs that vest within 60 days of February 26, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Dana’s directors, executive officers and persons who own more than ten percent (10%) of a registered class of Dana’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the NYSE not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons (except for late Form 4s related to Messrs. Wandell, Keating, Schulz, McDonald, Filcek, Levin as well as Ms. Kamsky due to administrative errors by Dana), Dana believes that, during the year ended December 31, 2017, each of its executive officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements.

PROPOSAL II SUBMITTED FOR YOUR VOTE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our shareholders to vote on an advisory (non-binding) basis on our compensation policies and practices and the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Since 2011, our Board of Directors, upon the recommendation of Dana’s shareholders, has elected to hold an annual advisory vote on Dana’s executive compensation practices.

As discussed in Compensation Discussion and Analysis (CD&A) above, the overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Align management incentives and shareholder interests;

•	Motivate executive management and employees to focus on business goals over short and long-term horizons; and

•	Attract and retain executive talent.

We believe that Dana’s executive compensation programs have been effective at incentivizing the achievement of positive results, appropriately aligning pay and performance and in enabling Dana to attract and retain very talented executives within our industry. We encourage you to read our CD&A contained within this proxy statement for more detailed discussion of our compensation policies, practices and procedures.

As required by Section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our executive compensation policies and practices as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our fiscal year 2017 executive compensation policies and procedures for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Dana Incorporated (Dana) approve, on an advisory basis, the compensation of Dana’s named executive officers, as disclosed in Dana’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion & Analysis, the compensation tables and narrative discussion).

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our shareholders’ concerns and take them into account when designing future executive compensation programs.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL III SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2018, and recommends that the shareholders vote for ratification of such appointment. PwC has served as our independent registered public accounting firm since 1915.

As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $9.4 million and $10.1 million in the fiscal years ended December 31, 2017 and 2016, respectively. The following table shows details of these fees (in millions), all of which were pre-approved by our Audit Committee.

Service	2017 Fees	2016 Fees
Audit Fees
Audit and review of consolidated financial statements and statutory financial statements of international subsidiaries	$8.8	$7.8
Total Audit Fees	$8.8	$7.8
Audit-Related Fees
Other audit services, including statutory attestation services and internal control assistance in connection with systems implementation initiatives	$.6	$.4
Total Audit-Related Fees	$.6	$.4
All Other Fees
Manufacturing optimization advisory services	-	$1.7
Acquisition due diligence	-	$.2
Total All Other Fees	-	$1.9

Audit Committee Pre-Approval Policy

Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in applicable SEC disclosure rules.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Exchange Act, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Exchange Act except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Dana’s financial reporting process on behalf of the Board of Directors and is comprised of all outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the NYSE and the SEC. In addition to its duties regarding oversight of Dana’s financial reporting process, including as it relates to the integrity of the financial statements, the independent auditors’ qualifications and independence and the performance of the independent auditors and Dana’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors as provided in Rule 10A-3 under the Exchange Act. In conducting its annual evaluation of the independent auditors and deciding to re-appoint the independent auditors, the Audit Committee considered, in addition to the firm’s independence and integrity:

•	The independent auditors’ competence and its compliance with regulations;

•	The business acumen, value-added benefit, continuity and consistency, and technical and core competency provided by the engagement team;

•	The effectiveness of the independent auditors’ processes, including its quality control, timeliness and responsiveness, and communication and interaction with management; and

•	The firm’s efforts toward efficiency, including with respect to process improvements and fees.

The Audit Committee periodically considers whether an independent auditor change would be advisable. Pursuant to this review, the Audit Committee believes that PwC’s continuous relationship with Dana provides PwC with valuable institutional knowledge about Dana’s operations, policies, and practices and that changing audit firms would require significant time commitments and potentially distract Dana’s management from its focus on financial reporting and internal controls. Because of PwC’s lead audit partner rotating every five years, as presently required, along with other customary auditor staffing changes, the Audit Committee believes that PwC provides fresh audit perspective without the incremental costs associated with a change in audit firms.

The Audit Committee is involved in the selection of the independent auditor’s lead audit partner every five years, including in identification of candidates, review of qualifications, candidate interviews and review of plans for successor partner transition.

The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes, and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana’s annual report on Form 10-K with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance, and other matters.

Audit Committee discussions with the independent auditors included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 1301, Communications With Audit Committees. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors’ independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana’s annual report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

The Audit Committee

R. Bruce McDonald, Chairman

Rachel A. Gonzalez

Terrence J. Keating

Mark A. Schulz

February 15, 2018

PROPOSAL IV SUBMITTED FOR YOUR VOTE

AMEND CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

We are proposing amendments to our Certificate of Incorporation to eliminate the supermajority voting provisions contained therein. The Board has also approved amendments to our Bylaws to eliminate the supermajority voting provisions contained therein, contingent upon the approval of the Certificate of Incorporation amendments.

Our Certificate of Incorporation and Bylaws currently include certain supermajority voting provisions. Our Board evaluates the implementation of appropriate corporate governance measures on an ongoing basis. In the past, the Board has determined that the retention of a supermajority vote standard for a select few fundamental changes to Dana’s governing documents and corporate governance structure was the best way to ensure that the interests of all stockholders are fully protected.

As part of this ongoing consideration of appropriate corporate governance structures and after taking into consideration the approval of a stockholder proposal to remove our supermajority vote requirements at the 2017 annual meeting, the Board has now determined that it is appropriate to remove the current supermajority voting requirements in our Certificate of Incorporation and Bylaws and replace them with majority voting standards. The Board believes that such standards will continue to provide protection against proposals that could be harmful to stockholders and might otherwise be driven by special interests, and as a result balances the Board’s prior concerns with removal of the supermajority vote requirements and stockholder input.

For these reasons, we are asking our stockholders to approve an Amended and Restated Certificate of Incorporation that eliminates the supermajority voting provisions contained therein, with the result that approval of future amendments to our Amended and Restated Certificate of Incorporation will require a majority of the outstanding stock entitled to vote thereon, consistent with the requirements of Section 242 of the Delaware General Corporation Law. Conditioned upon stockholder approval of these amendments to our Certificate of Incorporation, our Board has approved conforming amendments to remove all supermajority voting provisions from our Bylaws, with the result that the majority standard for stockholder action currently specified in our Bylaws will apply to all stockholder action (unless a higher standard is required by law). Our Board approved and recommends that our stockholders approve the proposed Amended and Restated Certificate of Incorporation as set out below and in Appendix A. If stockholders approve this Proposal IV, the conforming amendments to our Bylaws will become effective.

Approval of this Proposal IV will result in the following changes to our current Certificate of Incorporation and conforming amendments to the Bylaws.

In the Certificate of Incorporation:

•	Article VI will be amended to eliminate the supermajority requirement to amend or repeal Bylaws 3, 6, 8, 12, 14, 15, 18, 19, and 37.

•

Article VII, Section 3 will be deleted in its entirety. It previously provided that 66 2/3% of the voting power of the outstanding capital stock entitled to vote generally in the election of directors was required to amend or repeal, or adopt any provision inconsistent with, Article VII.

•	Article VII, Section 4 will be amended to eliminate the supermajority requirement to remove directors.

•

Article VIII, Section 5 will be deleted in its entirety. It previously provided that 66 2/3% of the voting power of the outstanding capital stock entitled to vote generally in the election of directors was required to amend or repeal, or adopt any provision inconsistent with, Article VIII.

In the Bylaws:

•	Bylaw 41 will be amended to eliminate the supermajority requirement to amend Bylaws 3, 6, 8, 9, 13, 15, 18, 19, 22, 23, and 41.

In addition, our Board approved a non-material deletion of Article V and certain other non-material changes to conform to the above changes.

The affirmative vote of a 66 2/3% of the outstanding capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. For purposes of determining approval of this proposal, abstentions and broker non-votes will have the same effect as an “AGAINST” vote.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS.

PROPOSAL V SUBMITTED FOR YOUR VOTE

SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the Annual Meeting if properly presented by or on behalf of the shareholder proponent. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. John Chevedden of 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, who indicated he holds at least 200 shares of Dana stock, submitted this proposal.

The Board unanimously recommends a vote “AGAINST” this proposal.

Proposal [4]—User-Friendly Shareholder Ability to Call a Special Shareholder Meeting

RESOLVED, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Scores of Fortune 500 companies allow a more reasonable 10% of shares to call a special meeting compared to Dana. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings.

This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. A shareholder right to call a special meeting and to act by written consent and are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A more user-friendly ability of shareholders to call a special meeting would give shareholders more opportunity to positively impact our company. For instance Dana shareholder gave 80% support to a 2017 shareholder proposal to reverse an outdated company rule that could make a majority vote of shareholder meaningless.

Any claim that a shareholder right to call a special meeting can be costly—may be largely moot. When shareholders have a good reason to call a special meeting—our board should be able to take positive responding action to make a special meeting unnecessary.

Please vote to improve the corporate governance of our company:

User-Friendly Shareholder Ability to Call a Special Shareholder Meeting—Proposal [4]

Board of Directors’ Statement in Opposition

We are committed to corporate governance policies and practices that enhance returns and that protect and are in the best interests of all shareholders. After careful consideration, our Board believes that the existing special meeting threshold requirement is appropriate for the reasons stated below. Our Board therefore opposes the proposed resolution to reduce our special meeting threshold requirement and recommends that shareholders vote “AGAINST” this proposal:

Dana provides shareholders with a meaningful right to call a special meeting while also protecting the interests of Dana and all of our shareholders.

After careful consideration, our Board believes that the shareholder proposal to lower the threshold for holders of our common stock to call a special meeting is not in the best interests of Dana and its shareholders.

Dana already permits shareholders holding in the aggregate 20% or more of Dana’s capital stock entitled to vote generally in the election of directors to call special meetings, with procedural safeguards designed to protect the best interests of Dana and all of our shareholders, but which in our view are not overly restrictive and allow shareholders to exercise this right in a meaningful way. By way of comparison to market practices, approximately 84% of the S&P 500 companies that allow shareholders to call special meetings have a threshold that is equal to or higher than that of Dana. In addition, approximately 36% of S&P 500 companies do not permit shareholders to call special meetings at all. In sum, Dana’s shareholders have a right that is more expansive than most S&P 500 companies.

The Board believes that a 20% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing shareholder rights and protecting against the risk that a small minority of shareholders, including shareholders with special interests, could call special meetings. Allowing a small minority of shareholders to call special meetings for any reason could be detrimental to the interest of a majority of our shareholders and other stakeholders. Special meetings of shareholders should be extraordinary events that only occur when fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.

Dana’s ownership threshold avoids wasting corporate resources to address narrowly supported, special interests.

Our company and our Board take shareholder meetings seriously. As a result, our Board, officers and employees devote significant attention and resources whenever a shareholder meeting is called. If the shareholder meeting is devoted to issues that are not supported by a significant portion of our shareholder base, this means that the Board, our officers and employees must divert their focus from meeting our business objectives and enhancing shareholder value to these other issues. Our special meeting ownership threshold seeks to ensure that shareholders who have limited support for the action intended to be proposed do not disadvantage other shareholders by causing Dana to incur the unnecessary expense or disruption that can be associated with a special meeting, especially as there are other avenues for shareholders to communicate with the Board and the company outside of calling a special meeting.

Dana has an excellent record in governance and responsiveness to shareholder concerns.

We are committed to sound corporate governance principles and long-term shareholder value as shown by:

•	The strong shareholder support for Dana’s directors in each of the past 9 years.

•	Our Board’s decision to implement proxy access in 2016.

•	Our Board’s decision to implement clawback provisions in its compensation plans in 2008.

Our Board believes that Dana’s existing special meeting shareholder right should be considered in the context of Dana’s overall corporate governance, including the shareholder rights available under its Bylaws and Certificate of Incorporation, applicable law, and our Board’s demonstrated commitment to shareholder engagement and responsiveness to shareholder concerns.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

ANNUAL REPORT TO SHAREHOLDERS

Dana mailed the 2017 Annual Report on Form 10-K to shareholders, containing financial statements and other information about the operations of Dana for the year ended December  31, 2017, to you with this Proxy Statement on or about March 22, 2018.

OTHER MATTERS

The Board is not aware of any other additional matters to be presented at the 2018 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2018 Annual Meeting of Shareholders, and no other shareholder has provided the required notice of the shareholder’s intention to propose any matter at the 2018 Annual Meeting of Shareholders. However, under Dana’s Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2018 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.

By Order of the Board of Directors

Douglas H. Liedberg Senior Vice President, General Counsel, and Corporate Secretary

March 22, 2018

Appendix A

THIRD AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF DANA INCORPORATED

[Marked to show changes contemplated by Proposal IV]

ARTICLE I

The name of the corporation is Dana ~~Holding Corporation~~Incorporated (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 1.    Authorized Capital Stock. The total number of shares of capital stock that the Company is authorized to issue is 500,000,000 shares, consisting of (i) 450,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of outstanding Voting Stock (as defined below) entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or Preferred Stock voting separately as a class shall be required therefor. For the purposes of this Certificate of Incorporation, “Voting Stock” means capital stock of the Company of any class or series entitled to vote generally in the election of directors of the Company (each, a “Director”).

Section 2.    Preferred Stock. The Preferred Stock may be issued in one or more ~~additional~~ series. The Board of Directors of the Company (the “Board”) is hereby authorized, by resolution or resolutions thereof, to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)    the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)    the voting powers, if any, and whether such voting powers are full or limited in such series;

(c)    the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)    whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series;

(e)    the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f)    the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company, at such price or prices or at such rate or rates of exchange and with such adjustments applicable thereto;

(g)    the right, if any, to subscribe for or to purchase any securities of the Company;

(h)    the provisions, if any, of a sinking fund applicable to such series; and

(i)    any other designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”). ~~Notwithstanding the foregoing, the Company shall be prohibited from issuing non-voting equity securities to the extent, and only to the extent, required by Section 1123(a)(6) of the United States Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as in effect on the date hereof.~~

Section 3.    Common Stock. Subject to the rights, if any, of the holders of any series of Preferred Stock to vote as a class without any other vote, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting. Except as may be provided in a Preferred Stock Designation, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

ARTICLE V

~~[RESERVED].~~

~~ARTICLE VI~~

The Board may make, adopt, amend, and repeal the Bylaws of the Company (the “Bylaws”). ~~Notwithstanding anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Bylaws 3, 6, 8, 12, 13, 14, 15, 18, 19 and 37 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class. For the purposes of this Certificate of Incorporation, “Voting Stock” means capital stock of the Company of any class or series entitled to vote generally in the election of directors of the Company (each, a “Director”). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.~~

ARTICLE ~~VII~~VI

Section 1.    Stockholder Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by any Preferred Stock Designation, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company.

Section 2.    Business to be Conducted at Stockholder Meetings. At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.

~~Section 3.    Certain Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.~~

ARTICLE ~~VIII~~VII

Section 1.    Number, Election and Term of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of Directors comprising the Board will not be less than three nor more than 15 and will be fixed from time to time in the manner provided in the Bylaws. Directors will be elected at each annual meeting of stockholders, and each Director will hold office until the next annual meeting of stockholders and until such Director’s successor has been duly elected and qualified or until such Director’s earlier resignation, disqualification, removal or death. Election of Directors need not be by written ballot unless requested by the Chairman of the Board or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected, or as otherwise provided in the Bylaws. If authorized by the Board, such requirement of written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2.    Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws.

Section 3.    Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of Directors and any vacancies on the Board resulting from resignation, disqualification, removal, death or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office until such Director’s successor has been duly elected and qualified, or until such Director’s earlier resignation, disqualification, removal or death. No decrease in the number of Directors constituting the Board may shorten the term of any Director.

Section 4.    Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders with or without cause and only ~~in the manner provided in this Article VIII, Section 4. At any~~by stockholder action taken at an annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting~~, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors~~.

~~Section 5.    Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article VIII.~~

ARTICLE ~~IX~~VIII

No Director will be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this Article ~~IX~~VIII will not adversely affect any right or protection of a Director existing prior to such repeal or modification.

ARTICLE ~~X~~IX

Section 1.    Rule to Indemnification. Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the person is or was a Director or an officer of the Company, or such person, whether or not a Director or officer of the Company, is or was serving at the request of the Company as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any subsidiary or affiliate of the Company (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended, against all expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article ~~X~~IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2.    Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article ~~X~~IX shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article ~~X~~IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3.    Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article ~~X~~IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including the Board, a Board committee, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including the Board, a Board committee, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article ~~X~~IX or otherwise shall be on the Company.

Section 4.    Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article ~~X~~IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, Bylaws, any agreement, vote of stockholders or disinterested Directors or otherwise.

Section 5.    Insurance. The Company may maintain insurance, at its expense, to protect itself and any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

Section 6.    Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article ~~X~~IX with respect to the indemnification and Advancement of Expenses of Directors and officers of the Company.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation named above, does hereby execute this Second Restated Certificate of Incorporation as of the ~~29th~~         day of ~~October, 2014~~                , 201    .

/s/ Robert W. Spencer, Jr.
Robert W. Spencer, Jr.
Assistant Secretary

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSAL 5.

1.	Election of directors:	01 Rachel A. Gonzalez 05 Michael J. Mack, Jr. 02 James K. Kamsickas 06 R. Bruce McDonald 03 Virginia A. Kamsky 07 Diarmuid B. O’Connell 04 Raymond E. Mabus, Jr. 08 Keith E. Wandell	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here – Do not separate

2.	Approval of a non-binding advisory proposal approving executive compensation.	☐ For ☐ Against ☐ Abstain

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	☐ For ☐ Against ☐ Abstain

4.	Approve amending the Second Restated Certificate of Incorporation to eliminate supermajority voting requirements.	☐ For ☐ Against ☐ Abstain

5.	A shareholder proposal regarding special meetings.	☐ For ☐ Against ☐ Abstain

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSAL 5.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DANA INCORPORATED

2018 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2018

8:30 a.m., Eastern Time

Dana Incorporated World Headquarters

3939 Technology Drive

Maumee, Ohio 43537

The proxy statement and annual report to security holders

are available electronically at www.dana.com/proxy.

If you plan to attend the Annual Meeting of Shareholders, you must pre-register. Please contact Dana’s Shareholder Services by e-mail at InvestorRelations@dana.com or by telephone at 1-800-537-8823 providing your name, address, telephone number. In addition to ownership confirmation, you must also present government-issued photo identification showing your name, address and signature for admission. Annual meeting pre-registration requests must be received by the end of business on Wednesday, April 25, 2018.

Dana Incorporated 3939 Technology Drive Maumee, OH 43537	proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints Douglas H. Liedberg and Robert W. Spencer, Jr., or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Dana Incorporated held of record by the undersigned on February 26, 2018, at the Annual Meeting of Shareholders to be held on April 26, 2018, and at any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote for the election of a person to the Board of Directors if any nominee named becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon any other business that may properly come before the meeting.

DANA INCORPORATED

2018 ANNUAL MEETING OF SHAREHOLDERS

April 26, 2018

8:30 a.m., Eastern Time

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/dan	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (ET) on	vote your proxy until 11:59 p.m. (ET)	postage-paid envelope provided.
April 25, 2018.	on April 25, 2018.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.